UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Gaming and Leisure Properties, Inc.
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GAMING&LEISURE

PROPERTIES, INC

2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

June 13, 2019

Notice of Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc.

The 2019 Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. (the “Company” or “GLPI”) will be held:

June 13, 2019

10:00 a.m. Eastern Time

At the offices of Ballard Spahr LLP

1735 Market Street, 48th Floor

Philadelphia, Pennsylvania 19103

The items of business are:

1.

To elect Peter M. Carlino, David A. Handler, Joseph W. Marshall, III, James B. Perry, Barry F. Schwartz, Earl C. Shanks and E. Scott Urdang as directors to hold office until the 2020 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year.
3.	To approve, on a non-binding advisory basis, the Company’s executive compensation.
4.	To consider a shareholder proposal requesting a report on Board diversity, if properly presented at the Annual Meeting.
5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Shareholders of record of the Company’s common stock (Nasdaq: GLPI) as of the close of business on April 5, 2019 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

By order of the Board of Directors,

Peter M. Carlino

Chairman of the Board of Directors

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

April 30, 2019

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this Proxy Statement. This Notice of Annual Meeting and accompanying Proxy Statement are first being made available to our shareholders on or about April 30, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 13, 2019: The Notice of Annual Meeting, Proxy Statement, and Annual Report to Shareholders for the year ended December 31, 2018 are available at www.proxydocs.com/glpi.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	1

2	|	Gaming & Leisure Properties Inc.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2018 performance, please review the Company’s Annual Report to Shareholders for the year ended December 31, 2018.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
10:00 a.m. Eastern Time June 13, 2019	April 5, 2019

Place Ballard Spahr LLP 1735 Market Street, 48th Floor Philadelphia, PA 19103	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date: 215,009,728

VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more detail)
Election of Directors	FOR each director nominee	10
Ratification of Appointment of Deloitte & Touche LLP	FOR	52
Non-Binding Advisory Vote to Approve Executive Compensation	FOR	53
Shareholder Proposal Requesting a Report on Board Diversity	NO RECOMMENDATION	54

BOARD NOMINEES

The following table provides summary information about the director nominees.

	Director Since		Committee Memberships*
Name, Age		Principal Occupation	AC	NG	C	Other Public Company Boards
Peter M. Carlino, 72	2013	Chairman, Chief Executive Officer and President of Gaming and Leisure Properties, Inc.				Penn National Gaming, Inc.
David A. Handler, 54	2013	Partner, Centerview Partners				Penn National Gaming, Inc.
Joseph W. Marshall, III, 65	2013	Vice Chairman of Stevens & Lee, PC, and Vice Chairman of Griffin Holdings, LLC	(F)			SIGA Technologies, Inc.
James B. Perry, 69	2017	Retired. Former Chairman and Chief Executive Officer of Isle of Capri Casinos, Inc.
Barry F. Schwartz, 69	2017	Vice Chairman of MacAndrews & Forbes Inc.				Revlon, Inc. Scientific Games Corporation
Earl C. Shanks, 62	2017	Retired. Former Chief Financial Officer of Essendant, Inc.	(F)			Verint Systems Inc.
E. Scott Urdang, 69	2013	Retired. Former Founder, Chairman, and Chief Executive Officer of Center Square Capital Management, Inc.
* AC	Audit and Compliance Committee

NG	Nominating and Corporate Governance Committee
C	Compensation Committee

  (F)     Audit Committee Financial Expert

       Chair of the Committee

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	3

2018 PERFORMANCE HIGHLIGHTS

Top Performance

Consistent Results

GLPI has produced consistent increases in dividends and adjusted funds from operations (“AFFO”) since its spin-off from Penn National Gaming, Inc. (“Penn”) in 2013.

(1)	December 31, 2014 excludes one-time dividends of $11.84 and $0.40 per share paid to shareholders on February 18, 2014 and December 19, 2014, respectively.

(2)

AFFO and AFFO per share are non-GAAP financial measures. AFFO per share is calculated using the Company’s outstanding number of shares on a fully diluted basis. AFFO is FFO as defined by the National Association of Real Estate Investment Trusts (net income, excluding gains or losses from sales of property and real estate depreciation), excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments, direct financing lease adjustments, losses on debt extinguishment, retirement costs and goodwill impairment charges, reduced by maintenance capital expenditures. For a complete discussion of our financial performance in 2018 and additional information on non-GAAP financial measures presented in this Proxy Statement, please see our Annual Report on Form 10-K for the year ended December 31, 2018, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.

4	|	Gaming & Leisure Properties Inc.

Impressive Acquisition Growth

We have acquired 26 new properties since our spin-off from Penn, primarily with companies entering into sale/leaseback transactions for the first time and with a majority of properties protected in unitary master leases. In comparison, VICI Properties Inc. has acquired five properties since its formation, including two from its predecessor, and MGM Growth Properties LLC has acquired five properties with three properties originating from its predecessor.

Gaming and Leisure Properties Acquisitions
Properties	Originated New Tenant		Unitary Master Lease
Plainridge Park Casino		—	✓
Tropicana Atlantic City		✓	✓
Tropicana Evansville		✓	✓
Tropicana Laughlin		✓	✓
Tropicana Casino Greenville		✓	✓
Belle of Baton Rouge		✓	✓
Casino Queen		✓	—
1st Jackpot Casino		—	✓
Resorts Casino & Hotel Tunica		—	✓
Meadows Racetrack and Casino		—	—
Ameristar Casino Resort Spa Black Hawk		✓	✓
Ameristar Casino Hotel East Chicago		✓	✓
Belterra Casino Resort		✓	✓
Ameristar Casino Hotel Council Bluffs		✓	✓
L’Auberge Casino & Hotel Baton Rouge		✓	✓
Boomtown Casino & Hotel Bossier City		✓	✓
L’Auberge Casino Resort Lake Charles		✓	✓
Boomtown Casino New Orleans		✓	✓
Ameristar Casino Hotel Vicksburg		✓	✓
Ameristar Casino Hotel Kansas City		✓	✓
Ameristar Casino Resort Spa St. Charles		✓	✓
River City Casino & Hotel		✓	✓
Cactus Petes		✓	✓
The Horseshu		✓	✓
Belterra Park (Mortgage)		✓	—
Lumiere Place Hotel & Casino (Mortgage)	✓		—

VICI Properties Acquisitions
Properties	Originated New Tenant	Unitary Master Lease
Greektown Casino[1]	—	—
Margaritaville Resort Casino	✓	—
Hard Rock Cincinnati[1]	✓	—
Harrah’s Las Vegas	—	—
Octavius Tower	—	✓

[1]	Acquisition announced but not closed.

MGM Growth Properties Acquisitions
Properties	Originated New Tenant	Unitary Master Lease
MGM National Harbor	—	✓
Park MGM and NoMad Las Vegas	—	✓
Hard Rock Rocksino Northfield Park	—	✓
Empire City Casino	—	✓
Borgata Hotel Casino & Spa	—	✓

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	5

EXECUTIVE COMPENSATION

Gaming REITs – Unique Position

On November 1, 2013, we emerged as a publicly traded company through a tax-free spin-off from Penn. We were the first triple-net REIT focused entirely on the ownership and leasing of gaming properties, establishing a new category of gaming REITs. This innovative approach ignited a wave of conversions that included some of the largest gaming companies in the industry – MGM Resorts International, Caesars Entertainment Corporation and Pinnacle Entertainment, Inc. Today, there are three publicly traded gaming REITs. GLPI differs from more traditional REITs in several key aspects:

Long-Term, Stable Master Leases

Our master leases are unitary, long-term leases (up to 35 years), primarily with established, profitable gaming operators as our tenants. These leases do not provide our tenants the ability to freely select specific locations on renewals or remove properties during the lease term. The result is dependable cash flow, stable dividends and fully-occupied properties.

Significant Regulatory Oversight

As a gaming REIT, we are subject to the jurisdiction and licensing of gaming regulatory agencies in several states. This has two significant impacts on our business: (1) the licensing of our officers, directors and entities is an onerous and intrusive process; and (2) our acquisitions require investigation, review and approval by gaming regulators, which can take up to a year in some instances.

Complex Transactions

Gaming companies are typically held in corporate structures that require separation of assets into OpCo/PropCo structures in a manner that minimizes tax leakage and maximizes value. To do so in a manner accretive to shareholders, detailed analysis, understanding and the ability to solve complex accounting, tax and legal issues is required, as is a thorough understanding of the underlying gaming business to avoid overpaying for assets that may under-perform in the long-term and adversely impact rent.

Tenants Lack Alternative Locations

The strict gaming regulatory structure makes it difficult in most states, and impossible in others, for our tenants to relocate to a different location. In states where gaming regulators would permit the relocation of an existing gaming facility, the construction of new gaming facilities – and in many cases, horse racing facilities – is a capital intensive and time-consuming process. More importantly, at lease termination, tenants are required to sell operating assets to a licensed operator entering into a new long-term lease for the facilities rather than simply moving assets to another location.

Limited Development Opportunities	Many states limit the number of casino licenses. As a result, our ability to develop new properties is very limited.
Operation of Gaming Facilities	We operate two gaming facilities located in Baton Rouge, Louisiana and Perryville, Maryland with over 600 employees. Our gaming operations are subject to significant regulatory oversight.

Success in this segment of the REIT industry requires gaming experience as well as the ability to solve complex accounting, legal and tax issues. The Compensation Committee has determined that compensating our executive management using a REIT Global Industry Classification Standard (GICS) code is not appropriate given our operations and the talent required to support the complex and unique nature of our business. The Compensation Committee designed the executive compensation program to attract and retain executive talent with the necessary experience in, and understanding of, gaming assets while recognizing that performance metrics should reflect the Company’s operation as a triple-net REIT.

The Compensation Committee implemented a two-pronged approach:

(1)

offer base salaries competitive with the Company’s gaming peers to attract and retain the unique skill sets necessary to appropriately value properties with revenues primarily derived from gaming operations; and

(2)	offer performance-based compensation designed to appropriately motivate our executives to drive shareholder value in the competitive REIT market.

By focusing on the Company’s gaming peers in establishing base salary and the Company’s REIT peers in structuring performance incentives, we believe our compensation program is successful in attracting and retaining high-performing talent with the experience and skills necessary for acquiring assets in accretive transactions and driving shareholder value.

6	|	Gaming & Leisure Properties Inc.

2018 Named Executive Officer Compensation

In 2018, the total potential compensation opportunity of our Chief Executive Officer (“CEO”) and other named executive officers (“NEOs”) consisted of the following:

*	Excludes William J. Clifford, who retired from the Company on May 4, 2018.

The base salary of our CEO is competitive with the Company’s gaming peers and has not been increased since 2012, which is the same salary he received as the Chief Executive Officer of Penn. Mr. Carlino’s base salary was not increased in 2019 and it is the Compensation Committee’s intention to continue with the policy of not increasing Mr. Carlino’s base salary for the foreseeable future.

(1)	Base salary for the Company’s gaming peers is for 2017 based on public disclosures in 2018. Our CEO’s base salary has not changed since 2012.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	7

RESPONSIVE TO SHAREHOLDER FEEDBACK

Our Board of Directors values the opinions of our shareholders. We have a strong track-record of responding to shareholder feedback. Since 2015, our Board of Directors and its committees have taken shareholder concerns seriously and responded promptly.

Shareholder Feedback	Our Response

2018
Plurality Voting Standard	Implemented majority voting with a resignation policy
2017
Single Trigger Change-of-Control	Amended our 2013 Long Term Incentive Compensation Plan to provide for double trigger acceleration of awards in the event of a change-of-control
Potential to Earn Maximum Awards with Negative TSR	Performance-Based Restricted Stock Awards granted after January 1, 2018 are capped at target in the event of negative TSR for the performance period
Target Vesting at 40% TSR	Revised our performance-based restricted stock award program to provide for target vesting at the 50% TSR level with minimum vesting at 25%, maximum vesting at 75% and linear vesting
No Stock Ownership Guidelines	Implemented stock ownership guidelines for NEOs and non-employee directors
Limited Role of Lead Independent Director	Expanded the role of the Lead Independent Director
2016/2015
Performance Goals Not Focused on Triple-Net REITs	Performance-Based Restricted Stock Awards granted after January 1, 2017 bifurcated, with 50% measured against US MSCI REIT Index and 50% against triple-net REITs
Peer Group Lacks Triple-Net REIT Peers	Revised our peer group in 2017 to include a focus on triple-net REIT peers and gaming peers
Classified Board Structure	Proposed declassification of our Board of Directors in 2016

8	|	Gaming & Leisure Properties Inc.

Proxy Statement

FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 13, 2019

This Proxy Statement is furnished to you in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Gaming and Leisure Properties, Inc. (“GLPI”, the “Company”, “we”, “us” and “our”) to be held on June 13, 2019 (the “Annual Meeting”), and any postponements or adjournments of the meeting.

The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, Pennsylvania 19103 at 10:00 a.m. Eastern Time.

On or about April 30, 2019, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	9

Proposal 1 – Election of Directors

At our Annual Meeting, shareholders will elect seven (7) directors to hold office until our 2020 Annual Meeting of Shareholders. The nominees were recommended and approved for nomination by our Nominating and Corporate Governance Committee. The directors will serve until their successors have been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted for the election of the nominees recommended by our Board of Directors, unless you mark the proxy in such a manner as to withhold authority to vote. If any of the nominees for any reason are unable to serve or will not serve, the proxies may be voted for such substitute nominees as the proxy holder may determine. We are not aware of any reason that the nominees will be unable to serve as a director.

Peter M. Carlino, David A. Handler, Joseph W. Marshall, III, James B. Perry, Earl C. Shanks, Barry F. Schwartz and E. Scott Urdang are being nominated for election to our Board of Directors to serve for a term through the 2020 Annual Meeting of Shareholders. We did not pay a fee to any third party to identify or evaluate any potential nominees. However, we are working with Spencer Stuart to identify potential Board nominees with a focus on gender diversity.

Required Vote

At the 2018 Annual Meeting of Shareholders, shareholders approved amendments to the Company’s Articles of Incorporation to implement a majority voting standard with a resignation policy. Under a majority voting standard, once a quorum has been established, in an uncontested director election, a candidate must receive the affirmative vote of a majority of the votes cast with respect to the election of that candidate. The resignation policy set forth in our Corporate Governance Guidelines requires any director nominee who fails to receive the requisite majority vote to promptly, following certification of the shareholder vote, tender his or her resignation from the Board and all committees upon which he or she serves. Our Board will then assess the appropriateness of such nominee continuing to serve as a director and decide whether to accept or reject the resignation, or whether other action should be taken. The policy further provides that any director who tenders his or her resignation shall not participate in the Board action regarding whether to accept the resignation offer. Our Board will act upon the tendered resignation and publicly disclose its decision and rationale within ninety (90) days following certification of the shareholder vote.

In a contested director election, a plurality voting standard will continue to apply. Under the plurality voting standard, each of the nominees receiving the highest number of affirmative votes of the shares entitled to be voted for him or her will be elected.

The election of directors at the Annual Meeting is uncontested and the majority voting standard will determine the directors that will serve until the 2020 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. Votes withheld shall have no legal effect. Brokers are not permitted to vote your shares for the election of directors absent instruction from you. Therefore, we urge you to give voting instructions to your broker on the proposal so that your votes may be counted on this important matter.

Our Directors

Our directors serve subject to the requirements of our charter and bylaws, including the requirement that directors not be “unsuitable persons.” In certain jurisdictions, our directors, either by statute or discretion of the applicable gaming or racing regulatory authority, are required to obtain licenses. Licenses typically require a determination that the applicant qualifies or is suitable to serve as a director and hold such a license. If one of our directors were to be determined to be an “unsuitable person” within the meaning of our charter, he or she would be subject to removal for cause by affirmative vote of the remaining members of our Board of Directors or by shareholders with an affirmative vote of 75% of the votes cast at a shareholders meeting.

There are no family relationships among any of our directors or executive officers.

10	|	Gaming & Leisure Properties Inc.

Nominees for Election to the Board of Directors for a One-Year Term Expiring at the 2020 Annual Meeting

The following biographical information is furnished as to the nominees for election as a director and each of the continuing directors.

Peter M. Carlino AGE: 72 DIRECTOR SINCE: 2013 OTHER CURRENT PUBLIC BOARDS: Penn National Gaming, Inc.

Peter M. Carlino has been the Chairman of our Board of Directors and our CEO and President since our inception in February 2013. Mr. Carlino has served as the Chairman of the Board of Directors of Penn since April 1994 and served as Chief Executive Officer of Penn from 1994 until October 2013. Since 1976, Mr. Carlino has served in an executive capacity for Carlino Capital Management Corp. and is currently the Chairman of the Board and Chief Executive Officer. Carlino Capital Management Corp. is a holding company that owns and operates various Carlino family businesses, and Mr. Carlino has been continuously active in its strategic planning and monitoring the operations. Mr. Carlino has served as the Chairman of Penn’s Board of Directors since 1994 and as Chief Executive Officer for Penn, and now the Company, collectively for over twenty (20) years.

Mr. Carlino brings to our Board of Directors extensive management experience, critical knowledge of our properties and a general knowledge and understanding of the gaming industry, real estate assets and real estate development. Moreover, as one of the largest beneficial owners of our common stock, his interests are significantly aligned with our efforts to enhance long-term shareholder value. Our Board of Directors supports and approves Mr. Carlino’s nomination and continued service on our Board of Directors because his knowledge and experience are an invaluable asset to us.

David A. Handler AGE: 54 DIRECTOR SINCE: 2013 OTHER CURRENT PUBLIC BOARDS: Penn National Gaming, Inc.

David A. Handler has served as a member of our Board of Directors since October 2013. Mr. Handler has also served as a director of Penn since 1994. In August 2008, Mr. Handler joined Centerview Partners, an independent financial advisory and private equity firm, as a Partner. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. Prior to becoming a Managing Director at UBS Investment Bank, he was a Senior Managing Director at Bear Stearns & Co., Inc.

Mr. Handler brings to our Board of Directors experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. The Board of Directors supports and approves Mr. Handler’s nomination and continued service on our Board of Directors because his experience is an invaluable asset to us, particularly in connection with evaluating potential acquisition and financing opportunities.

Joseph W. Marshall, III AGE: 65 DIRECTOR SINCE: 2013 OTHER CURRENT PUBLIC BOARDS: SIGA Technologies, Inc.

Joseph W. Marshall, III has served as a member of our Board of Directors since October 2013. Mr. Marshall has also served as the Vice Chairman of the law firm Stevens & Lee, PC and Vice Chairman of Griffin Holdings, LLC since February 2010. Mr. Marshall has served on the Board of Directors of SIGA Technologies, Inc. (Nasdaq) since 2009 and has served on a number of other boards in the past, including the Cancer Treatment Centers of America-Eastern Regional Medical Center and First Bank of Delaware. From 2001 to 2008, Mr. Marshall served as the Chairman and CEO of Temple University Health System, one of the largest health care organizations in Pennsylvania. Mr. Marshall served as director of Health Partners, a provider-owned Medicaid/Medicare Health Maintenance Organization operating in Greater Philadelphia, from 2003 to 2008. Mr. Marshall also previously served on the Pennsylvania Gaming Control Board, Pennsylvania Ethics Commission and the Medicaid Commission created by Congress and established by the Honorable Michael O. Leavitt, Secretary of the U.S. Department of Health & Human Services. In addition, Mr. Marshall is a member of the Board of Trustees of Temple University.

The Board of Directors supports and approves Mr. Marshall’s nomination and continued service on our Board of Directors because of his extensive experience and knowledge of gaming regulation and his significant experience as a director and an executive in both the private and public sectors.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	11

James B. Perry AGE: 69 DIRECTOR SINCE: 2017

James B. Perry was appointed to our Board of Directors in March 2017. Mr. Perry served on the Board of Directors of Isle of Capri Casinos, Inc. (“Isle”) from 2007 to 2014 and was named Chairman of the Board of Directors and Executive Chairman of the Board of Directors of Isle in 2009 and 2011, respectively. From March 2008 to April 2011, he served as Isle’s Chief Executive Officer. Prior to being named Chairman of Isle, Mr. Perry was Executive Vice Chairman from March 2008 to August 2009 and Vice Chairman from July 2007 to March 2008. Mr. Perry served as a Class III Director on the board of Trump Entertainment Resorts, Inc. from May 2005 until July 2007. From July 2005 to July 2007, Mr. Perry served as Chief Executive Officer and President of Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005.

The Board of Directors supports and approves Mr. Perry’s nomination and continued service on our Board of Directors because he brings more than thirty (30) years of gaming industry experience to the Board of Directors. He also has extensive experience in executive management, corporate governance and strategic planning.

Barry F. Schwartz AGE: 69 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Revlon, Inc. Scientific Games Corporation

Barry F. Schwartz was appointed to our Board of Directors in May 2017. Mr. Schwartz has been Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates since December 2015. Mr. Schwartz was Executive Vice Chairman of MacAndrews & Forbes Incorporated and various affiliates from October 2007 to December 2016. Prior to that, Mr. Schwartz was Executive Vice President and General Counsel of MacAndrews & Forbes Incorporated and various affiliates since 1993 and Senior Vice President of MacAndrews & Forbes Incorporated and various affiliates from 1989 to 1993. Mr. Schwartz is a director of Revlon, Inc., Revlon Consumer Products Corporation and Scientific Games Corporation. During the past five years, Mr. Schwartz also served as a director of Harland Clarke Holdings Corp. and M & F Worldwide Corp. Mr. Schwartz is a Trustee Emeritus and a former Chairman of the Board of Trustees at Kenyon College and formerly a member of the Georgetown University Law Center Board of Visitors. He also serves as the Vice Chairman of the Board of Trustees at the City University of New York (CUNY) and a trustee of the NYU Langone Medical Center, Jazz at Lincoln Center and the Perelman Performing Arts Center at The World Trade Center.

The Board of Directors supports and approves Mr. Schwartz’s nomination and continued service on our Board of Directors because of his extensive experience in the areas of mergers and acquisitions, legal and compliance through his service as a senior executive in a large, diversified holding company. Additionally, in connection with his role at MacAndrews & Forbes, Mr. Schwartz serves as a director of several public and private portfolio companies, which offers valuable alternative perspectives.

Earl C. Shanks AGE: 62 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Verint Systems Inc.

Earl C. Shanks was appointed to our Board of Directors in March 2017. Mr. Shanks served as Chief Financial Officer of Essendant Inc., a leading supplier of workplace essentials, from November 2015 through May 2017. Previously, Mr. Shanks served as the Chief Financial Officer at Convergys Corporation from 2003 until 2012. Prior to that, Mr. Shanks held various financial leadership roles with NCR Corporation, ultimately serving as the Chief Financial Officer, where he oversaw treasury, finance, real estate and tax. Additionally, Mr. Shanks has served as a director of Verint Systems Inc. since July 2012.

The Board of Directors supports and approves Mr. Shanks’ nomination and continued service on our Board of Directors because of his financial expertise and significant public company experience as both a Chief Financial Officer and director.

12	|	Gaming & Leisure Properties Inc.

E. Scott Urdang AGE: 69 DIRECTOR SINCE: 2013

E. Scott Urdang has served as a member of our Board of Directors since October 2013. Mr. Urdang, who retired in 2012, was the founder, Chief Executive Officer and Chairman of Urdang Capital Management (now Center Square Capital Management, Inc.). Center Square Capital Management is an investment management company that manages and participates in public, private, global, and US-only real estate investment strategies. Mr. Urdang founded the company in 1987, and at the time of his retirement, it had in excess of $5 billion under management. From 1984 to 1987, Mr. Urdang was a Partner at Laventhol and Horwath, a national consulting and accounting firm, where he served as regional partner in charge of real estate consulting with national responsibility for its pension consulting practice. Mr. Urdang also has experience as a Vice-President of Finance of a large regional development company that was involved in residential subdivisions, office buildings, apartments and shopping centers. Mr. Urdang has twenty (20) years of experience teaching both undergraduate and graduate courses in economics, corporate finance, and real estate finance and investment analysis at the Wharton School of the University of Pennsylvania.

The Board of Directors supports and approves Mr. Urdang’s nomination and continued service on our Board of Directors because of his extensive experience, comprehensive, knowledge, and strong record of success in the real estate industry as an investor, developer, entrepreneur, and professor.

The Board of Directors Recommends a Vote for the Election of the Nominated Directors.

BOARD COMPOSITION

Our business and affairs are managed under the direction of our Board of Directors. Our bylaws provide that our Board of Directors will consist of a number of directors to be fixed exclusively by resolution of the Board of Directors. The size of our board is currently set at seven (7) directors.

In 2016, shareholders approved a declassification of our Board of Directors. Effective as of this year’s Annual Meeting, our Board will be completely declassified with all directors elected for one-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Newly created directorships resulting from any increase in the number of directors and any vacancies resulting from death, resignation or removal from office or other cause will be filled generally by the majority vote of the remaining directors in office, even if less than a quorum is present. A director may be removed by the Board of Directors only for cause or by the shareholders only for cause and only by the vote of 75% of the shares entitled to vote.

DIRECTOR INDEPENDENCE

Our Board of Directors observes all applicable criteria for independence established by The Nasdaq Stock Market LLC (“Nasdaq”) and other governing laws and applicable regulations. No director will be deemed to be independent unless our Board of Directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that each of our directors, other than Mr. Carlino, is independent as defined under the corporate governance rules of Nasdaq and, with respect to the committees on which they serve, the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and Nasdaq.

BOARD LEADERSHIP STRUCTURE AND BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors has no policy with respect to the separation of the offices of CEO and Chairman of the Board of Directors (“Chairman”). It is the Board’s view that rather than having a rigid policy, it, with the advice and assistance of the Nominating and Corporate Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our CEO also serves as the Chairman. Our Board believes this is appropriate because of the Chairman’s role in leading the Company and his proven track record of generating significant shareholder value for Penn over the years prior to the spin-off transaction, which led to the creation of the Company. Moreover, our Board believes that the Chairman’s substantial beneficial ownership of the Company’s equity has strongly aligned his interests with the interests of shareholders. Because we have selected to have Mr. Carlino serve in both the roles of Chairman and CEO, we have appointed Mr. Marshall to be our Lead Independent Director. As Lead Independent Director, Mr. Marshall’s responsibilities include:

∎	consulting with the Chairman, as appropriate, regarding the information, agendas and schedules of Board and Board committee meetings, including the ability to add items to the agendas for any meeting;

∎	scheduling, setting the agenda for and serving as chair of meetings of independent directors;

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	13

∎	serving as principal liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management;

∎	presiding at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

∎	in the event of the death, incapacity, resignation or removal of the Chairman of the Board, becoming the acting Chairman of the Board until a new Chairman is selected; and

∎	ensuring that he is available for consultation and direct communications on behalf of the independent directors with major shareholders as appropriate.

Our Board of Directors plays an active role in the oversight of risks impacting our Company and the management team is charged with managing such risks. Our Board of Directors works closely with management to ensure that integrity, security and accountability are integrated into our operations. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Audit and Compliance Committee oversees the management of financial risks and is tasked with focusing on and analyzing risks related to cybersecurity and, for that purpose, receiving reports from management regarding cybersecurity risks and countermeasures being undertaken or considered by the Company to prevent information security incidents, detect unusual activity, and to be prepared to respond appropriately should an incident occur. The Nominating and Corporate Governance Committee is responsible for overseeing the risks associated with the Company’s governance policies as well as the independence of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board of Directors is regularly informed regarding such risks through committee reports and otherwise.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established the following committees: the Audit and Compliance Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The composition of each Board committee satisfies the independence requirements and current standards of the SEC and the rules of Nasdaq (as applicable). Current copies of the charters for each of the committees are available on our website, www.glpropinc.com, under the “About” section.

2018 Committee Membership

NAME	AUDIT AND COMPLIANCE	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE
Peter M. Carlino
David A. Handler		Chair	●
Joseph W. Marshall, III	Chair		●
E. Scott Urdang		●	Chair
Earl C. Shanks	●
James B. Perry		●
Barry F. Schwartz	●
Number of Committee Meetings Held in 2018	8	6	1

Each director attended 75% or more of the aggregate of all meetings held by our Board and the Board committees on which he served in 2018 and each director also attended last year’s Annual Meeting of Shareholders. Our Board of Directors generally expects its members to attend the Annual Meeting of Shareholders and we believe that all of our directors will attend this year’s Annual Meeting.

Audit and Compliance Committee

The duties and responsibilities of the Audit and Compliance Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

∎	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

∎	to prepare the Audit and Compliance Committee report required by the SEC to be included in our annual proxy statements;
∎	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

∎	to review and discuss with management and the independent registered public accounting firm our earnings press releases;

∎

to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

∎	to review the qualifications, performance and independence of our independent registered public accounting firm;

∎

to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

14	|	Gaming & Leisure Properties Inc.

∎	to review and approve related person transactions that would be required to be disclosed in our SEC reports; and

∎	to oversee the Company’s compliance program.

Our current Audit and Compliance Committee is comprised of Joseph W. Marshall, III (chair), Barry F. Schwartz and Earl C. Shanks. Our Board of Directors has determined that each member meets the heightened independence standards for service on the Audit and Compliance Committee and satisfies the financial literacy and other requirements for “audit committee” members under applicable Nasdaq rules and that each of Mr. Marshall and Mr. Shanks is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The duties and responsibilities of the Compensation Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

∎	to determine the compensation of our CEO and other executive officers;

∎	to establish, review and evaluate employee compensation, plans, policies and procedures;

∎	to review and approve any employment contracts or similar arrangement between the Company and any executive officer of the Company;

∎	to review and discuss with management the relationship between the Company’s policies and practices for compensating employees, risk-taking incentives and risk management;

∎	to review, monitor, and make recommendations concerning incentive compensation plans;

∎	to oversee shareholder engagement with respect to executive compensation matters; and

∎	to recommend the compensation of directors.

Our Compensation Committee is comprised of David A. Handler (chair), James B. Perry and E. Scott Urdang. The Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion.

Nominating and Corporate Governance Committee

The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which is available on our website, and include, among other things, the following:

∎

identify and recommend to our Board of Directors potential candidates, including any candidates recommended by our shareholders, for election to the Board of Directors by the shareholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board of Directors to fill vacancies that occur between shareholder meetings;

∎	make recommendations to the Board of Directors regarding corporate governance matters and practices;

∎	oversee shareholder engagement with respect to corporate governance matters;

∎	review and assess succession planning;

∎	oversee Board and committee evaluation; and

∎	recommend members for each committee of the Board of Directors.

Our Nominating and Corporate Governance Committee is comprised of E. Scott Urdang (chair), David A. Handler and Joseph W. Marshall, III. The Nominating and Corporate Governance Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Nominating and Corporate Governance Committee may deem appropriate in its sole discretion.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or was formerly an officer or employee of the Company or had any relationships requiring disclosure by the Company under applicable SEC rules requiring disclosure of certain relationships and related party transactions. None of our executive officers currently serves, or in 2018 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.

DIRECTOR COMPENSATION

Our non-employee directors receive both cash and equity compensation for service on our Board. The compensation of our non-employee directors is reviewed annually by the Compensation Committee with the assistance of the Compensation Committee’s independent compensation consultant, FTI Consulting, Inc. (“FTI”). Our Board’s compensation program for non-employee directors is designed to meet the following objectives:

∎	to provide fair compensation to directors commensurate with the time commitments, responsibilities and strict gaming licensing requirements that must be maintained for service on our Board;

∎	to attract and retain experienced, highly-qualified individuals to serve on our Board; and

∎	to provide a compensation program that aligns the interest of directors with shareholders by providing a significant portion of annual compensation in the form of equity.

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Annual Review Process

The Compensation Committee assesses the non-employee director compensation program on an annual basis. With the assistance of FTI, the Compensation Committee recommends to our Board the form and amount of compensation to be paid for service as a non-employee director on our Board and its committees.

2018 Director Compensation

The Company paid director compensation in 2018 to each non-employee director as shown in the table below.

Schedule of Director Compensation for 2018
Annual Cash Retainer	$100,000
Annual Restricted Stock Award	Restricted Stock valued at $175,000
Committee Chair Retainer	$30,000 for the Audit and Compliance Committee
$20,000 for the Compensation Committee
$17,500 for the Nominating and Corporate Governance Committee
Committee Member Retainer	$15,000 for the Audit and Compliance Committee
$10,000 for the Compensation Committee
$8,750 for the Nominating and Corporate Governance Committee

The following table sets forth information on the compensation of all our non-employee directors for 2018:

	2018 Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards (#)(2)	Stock Awards ($)(2)	Total Compensation ($)	Unvested Stock Awards (#)(3)
David A. Handler	130,625	4,730	175,010	305,635	10,338
Joseph W. Marshall, III	137,292	4,730	175,010	312,302	10,338
E. Scott Urdang	127,500	4,730	175,010	302,510	10,338
Earl C. Shanks	112,500	4,730	175,010	287,510	8,494
James B. Perry	108,333	4,730	175,010	283,343	8,197
Barry F. Schwartz	112,500	4,730	175,010	287,510	7,932

(1)	Cash fees include annual board retainer and, where applicable, committee retainers.
(2)	The amounts listed above are calculated based on the closing price on the day prior to grant date and vest annually over a three-year period.
(3)	Represents unvested restricted stock awards outstanding as of December 31, 2018 for grants made in 2018 and in prior years.

For 2019, the Compensation Committee recommended, and our Board approved, providing non-employee directors the option to receive cash service retainers in the form of shares of restricted stock. All restricted stock awards issued after January 1, 2019 will vest quarterly over the calendar year.

Director Stock Ownership Guidelines

Our Board believes that it is important for non-employee directors to have a financial stake in the Company such that their interests are more closely aligned with those of our shareholders. Accordingly, the Board has established stock ownership guidelines for our non-employee directors. Each non-employee director is expected to acquire, and continue to hold during the term of his or her service on the Board, equity with a value equal to five times the annual cash retainer indicated above. As of April 5, 2019, all non-employee directors were in compliance with the ownership guidelines set forth above.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board believes it is important for shareholders and others to have a process to send communications to the Board. Shareholders who wish to communicate with directors should do so by writing to Gaming and Leisure Properties, Inc., 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or Board committees or that he otherwise determines requires their attention. Directors

16	|	Gaming & Leisure Properties Inc.

may at any time review a log of all correspondence received by the Company that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company’s Audit and Compliance Committee.

DIRECTOR NOMINATION PROCESS

Minimum Qualifications of Directors

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for evaluating and recommending candidates for membership on our Board, including director nominees suggested by, among others, other Board members, management and shareholders. Our Nominating and Corporate Governance Committee may also retain professional search firms to identify candidates.

The Nominating and Corporate Governance Committee seeks to identify, as candidates for director, persons with gaming and/or real estate industry knowledge; senior management experience; diversity of viewpoints, experiences and other demographics (including, gender, race, ethnicity and age); business acumen; strength of character; integrity; and mature judgment. The Nominating and Corporate Governance Committee will also consider, among other considerations set forth in the Company’s Corporate Governance Guidelines:

∎	a candidate’s background and skills, including financial literacy, independence, and the contribution he or she would make in light of the Company’s business strategy;

∎	a candidate’s ability to meet the suitability requirements of all relevant regulatory authorities;

∎	a candidate’s ability to represent the interests of the shareholders;

∎	a candidate’s ability to work constructively with the Company’s management and other directors; and

∎	a candidate’s availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties.

The Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available on our website, www.glpropinc.com, under the “About” section.

Commitment to Diversity

The Board is focused on ensuring that it is composed of individuals with diverse viewpoints, backgrounds, experiences, skillsets, perspectives and other demographics (including, gender, race, ethnicity and age). The Board believes that Board diversity is critical to thoroughly assess risk, anticipate challenges and scrutinize the complex and dynamic issues that impact the Company and its shareholders. The current Nominating and Corporate Governance Committee Charter outlines the characteristics and qualifications sought by the

Nominating and Corporate Governance Committee when considering potential director candidates, and includes, among other things, diversity.

The Nominating and Corporate Governance Committee’s view on the topic of diversity is multifaceted and includes, but is not limited to, gender, race, ethnicity, age, education, professional experience and independence. Creating a Board of diverse, but also complementary, individuals requires the Nominating and Corporate Governance Committee to balance each factor through a holistic approach. Such approach enables the Nominating and Corporate Governance Committee to identify and recommend, for the selection by a majority of the Board, the best director candidates.

The Board and the Nominating and Corporate Governance Committee recognize the value of gender, race, ethnic and age diversity and are focused on expanding the Board to include women and people of color. As more fully described in the Company’s response to the shareholder proposal presented as Proposal 4 in this Proxy Statement, the Nominating and Corporate Governance Committee is working with Spencer Stuart to identify candidates inclusive of such attributes for recommendation to the Board.

Shareholder Nominations of Directors and Other Business

Shareholders who (a) are not “Unsuitable Persons,” as that term is defined in our charter, (b) have beneficially owned at least 1% of the Company’s common stock for a continuous period of not less than 12 months before making such recommendation and (c) are entitled to vote at the Annual Meeting, may submit director nominations and proposals for other business for consideration by the Board of Directors and the Nominating and Corporate Governance Committee, as applicable, to be raised from the floor at our Annual Meeting, provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The requirements set forth in this section do not relate to shareholder proposals intended to be included in our Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act.

With respect to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, all notices must include the following information as further outlined in our Amended and Restated Bylaws:

∎	the name and address of such shareholder, as they appear on the Company’s books, the telephone number of such shareholder, and the name, address and telephone number of such beneficial owner, if any;

∎	a statement or SEC filing from the record holder of the shares, derivative instruments or other interests verifying the holdings of the beneficial owner and indicating the

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length of time the shares, derivative instruments or other interests have been held by such beneficial owner and any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, including, but not limited to, voting arrangements, rights to dividends or performance related fees associated with any securities held, material legal proceedings involving the Company, its directors, officers or affiliates, and any material interest in any material contract or agreement with the Company, its affiliates or any principal competitors;

∎	a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting;

∎

a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported shares, derivative instruments or other interests through the date of the Company’s next annual meeting of shareholders; and

∎

a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by such shareholder and beneficial owner, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the Board of Directors to evaluate whether such shareholder or beneficial owner is an unsuitable person.

Any notice pertaining to a shareholder recommendation for nomination for election or re-election as a director, must also include the following information:

∎

all information relating to the recommended nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected);

∎

a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each recommended nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant;

∎

a description of all relationships between the proposed nominee and the recommending shareholder and the beneficial owner, if any, and of any agreements, arrangements and understandings between the recommending shareholder and the beneficial owner, if any, and the recommended nominee regarding the nomination;

∎

a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company;

∎

a completed and signed questionnaire, multi-jurisdictional personal disclosure form, representations, agreement and consent to provide additional information and to submit to a background check prepared with respect to and signed by the recommended nominee, and such additional information, documents, instruments, agreements and consents as may be deemed useful to the Board of Directors to evaluate whether such nominee is an Unsuitable Person; and

∎

the written representation and agreement (in the form provided by the Secretary upon written request) of the recommended nominee that he or she (1) is not and will not become a party to voting commitment that has not been disclosed to the Company or that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (2) is not and will not become a party to any compensation arrangement with any person or entity in connection with service or action as a director that has not been disclosed, and (3) in such person’s individual capacity, and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance and other policies and guidelines of the Company.

Any notice as to any business other than a recommendation for nomination of a director or directors that the shareholder proposes to bring before the meeting, must also set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business, (2) a description of all contracts, arrangements, understandings and relationships between such shareholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal of such business by such shareholder and (3) the text of the proposal or business (including the text of any resolutions proposed for consideration).

18	|	Gaming & Leisure Properties Inc.

CODE OF BUSINESS CONDUCT

Our Code of Business Conduct (our “Code”) applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Disclosure regarding any amendments to our Code, or any waivers of its requirements, will be included in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of the SEC and Nasdaq. Our Code is available on our website, www.glpropinc.com, under the “About” section.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted corporate governance guidelines that serve as a flexible framework within which our Board of Directors and its committees operate. These guidelines cover a number of areas including the size and composition of our Board of Directors, board membership criteria and director qualifications, director responsibilities, roles of Chairman and CEO, meetings and roles of independent directors, resignation policy, committee responsibilities and assignments, stock ownership guidelines, the role of our Lead Independent Director, Board member access to management and independent advisors and direct communications with third parties. A copy of our Corporate Governance Guidelines, is available on our website, www.glpropinc.com, under the “About” section.

SOCIAL RESPONSIBILITY AND ENVIRONMENTAL SUSTAINABILITY

We believe that environmental and community stewardship is an integral component of growing shareholder value and we are committed to fostering a corporate culture that encourages and seeks the betterment of the Company and the communities in which we operate or conduct business. With this in mind, we strive to integrate environmental, social and governance practices that create long-term economic value for our shareholders, employees and other constituents.

Employees

We strive to maintain a corporate environment that fosters a sense of community and well-being and that encourages our employees to focus on their long-term success along with the long-term success of the Company. We offer, among other things, competitive and balanced compensation programs on par with those of our peers and competitors that include well-rounded healthcare, prescription drug and disability insurance benefits for our employees and their families, participation in a 401(k) plan, with a matching contribution by the Company, competitive paid time-off benefits, a parental leave program that applies to both women and men and an employee assistance plan that provides professional support, access to special programs and certain resources to our employees experiencing personal, work, financial or family related issues.

We have also created and contributed to funds that provide assistance and aid to our employees who have experienced unexpected financial hardships. For example, in 2016, we donated over $250,000 to a fund we established for our employees experiencing devastating and unexpected financial hardships due to the catastrophic flooding that occurred in the greater Baton Rouge area.

We are passionate about developing and growing our talent. We devote substantial efforts to retaining, motivating and supporting our employees by providing access to such benefits and opportunities as tuition reimbursement, professional development reimbursement and internal growth.

We view providing our employees with a healthy and safe working environment as essential. Our corporate headquarters and two gaming facilities located in Baton Rouge, Louisiana and Perryville, Maryland (together, the “TRS Properties”) are smoke-free environments. Additionally, we offer resources to our employees to encourage healthy habits, such as tobacco cessation and health coaches for those employees with certain chronic conditions, including but not limited to diabetes and asthma.

We employ, train and refresh our employees in accordance with our nondiscriminatory, inclusive practices and policies implemented to prevent discrimination and protect our employees, customers and stakeholders from offensive and harmful behaviors.

Community Service and Philanthropy

We take an active role in supporting the communities in which we operate by partnering with local and national organizations to administer charitable contributions, provide community service and organize the donation of goods to assist local families in need. Through non-profit partnerships, we partner with organizations such as Habit for Humanity to build and improve places for families to call home, the Salvation Army, through its Angle Tree program, and the United States Marine Corps Reserve, through its Toys for Tots program, to provide new clothing and toys to children during the holidays and Ray of Hope to facilitate the donation of new or gently used coats. Our Hollywood Casino Perryville employees participate in the Cecil Cares initiative, a countywide day of service coordinated by the Cecil County Department of Community Services, the Special Olympics and Project Clean Stream, an initiative focused on restoring clean waters to local streams, creeks and rivers in the Chesapeake Bay region. We also invest in our local communities through charitable contributions to such organizations as the Louisiana Casino Association, Woman’s Hospital, one of the first women’s specialty hospitals in the nation, the Alzheimer’s Association and the National Multiple Sclerosis Society. We believe that our dedication to being a responsible corporate citizen has a direct and positive impact in the communities in which we operate and contributes to the strength of our reputation and our financial performance.

Environment

We strive to identify and implement sustainable business practices to minimize our environmental impact and improve our efficient use of resources over time. For our TRS Properties and our corporate headquarters, our focus on

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	19

sustainable environmental practices is demonstrated by how we manage and operate these buildings and plan for the future. For example, in an effort to continue to conserve energy, Hollywood Casino Perryville partnered with Rich Energy Solutions, a consulting firm focused on helping clients improve their energy efficiency, to develop a program to reduce its energy consumption and environmental footprint. In connection with such program, Hollywood Casino Perryville has, among other things, removed its fluorescent light fixtures in favor of lower energy usage LED lighting fixtures and installed lighting controls to automatically turn lights on and off as needed to conserve energy and reduce costs. Similarly, Hollywood Casino Baton Rouge has adopted a LED lighting initiative and installed hand dryers throughout the property to reduce towel waste. At our corporate headquarters, we promote energy efficiency and encourage practices such as powering down office equipment at the end of the day and recycling paper waste. In addition, our headquarters building was constructed in 2015 with such efficiencies in mind and implemented similar efficiency and conservation measures which include, among other things, the installation of motion sensor lighting throughout our corporate headquarters building and a sophisticated rain water management system that includes semi-permeable paving with an underground collection and distribution apparatus.

The remaining properties in our portfolio are leased to gaming operators in triple-net lease arrangements, meaning each gaming operator is ultimately responsible for maintaining the buildings including controlling their energy usage and the implementation of environmentally sustainable practices. Our tenants have implemented similar efficiency and conservation measures in recent capital expenditure projects.

20	|	Gaming & Leisure Properties Inc.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee is responsible for the Company’s executive compensation program. For purposes of the following Compensation Discussion and Analysis (“CD&A”), the terms “Committee” or “we” or “our” refer to the Compensation Committee of the Board.

The following CD&A describes our compensation philosophy, objectives and policies and how these are reflected in the compensation program for our NEOs. Our NEOs for 2018 were:

Name	Title
Peter M. Carlino	Chairman, Chief Executive Officer and President
Steven T. Snyder	Senior Vice President, Corporate Development and Interim Chief Financial Officer*
Brandon J. Moore	Senior Vice President, General Counsel and Secretary
Desiree A. Burke	Senior Vice President and Chief Accounting Officer
William J. Clifford	Former Senior Vice President, Chief Financial Officer and Treasurer, who retired from the Company on May 4, 2018

*	Steven T. Snyder was appointed Chief Financial Officer on March 11, 2019.

Executive Compensation Reference Guide

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Executive Summary

2018 Performance Highlights

GLPI’s disciplined approach to acquisitions and careful capital management led to increased shareholder value and continued strong financial performance in 2018.

∎	Completed $1.5 billion of value creating investments, further strengthening the Company’s position as the leading owner of regional gaming real estate

∎	Added two new tenants and eight new properties (including two mortgaged properties) that increased annual real estate revenue by $155 million

∎	Continued to produce one of the triple-net REIT sector’s most stable cash flow streams through growing the Company’s geographically diversified portfolio of regional gaming assets

∎	Amended the Company’s credit facility to, among other things, increase revolving capacity and extend the maturity to 2023

∎

Issued $2.1 billion in new unsecured notes with proceeds used to extinguish certain amounts under the Company’s credit facility, tender for and redeem the Company’s outstanding unsecured notes due in 2018 and finance announced transactions

∎	Achieved investment grade debt ratings from S&P Global Ratings and Fitch Ratings

22	|	Gaming & Leisure Properties Inc.

(1)	December 31, 2014 excludes one-time dividends of $11.84 and $0.40 per share paid to our shareholders on February 18, 2014 and December 19, 2014, respectively.

(2)

AFFO and AFFO per share are non-GAAP financial measures. AFFO per share is calculated using the Company’s outstanding number of shares on a fully diluted basis. AFFO is FFO as defined by the National Association of Real Estate Investment Trusts (net income, excluding gains or losses from sales of property and real estate depreciation) excluding stock based compensation expense, debt issuance costs amortization, other depreciation, amortization of land rights, straight-line rent adjustments, direct financing lease adjustments, losses on debt extinguishment, retirement costs and goodwill impairment charges reduced by maintenance capital expenditures. For a complete discussion of our financial performance in 2018 and additional information on non-GAAP financial measures presented in this Proxy Statement, please see our Annual Report on Form 10-K for the year ended December 31, 2018, a copy of which is included in the Annual Report to Shareholders made available to shareholders in connection with this Proxy Statement.

2018 Acquisitions

The Company added eight new properties to its portfolio, including two mortgaged properties, with the simultaneous closing of two significant transactions that resulted in the addition of two new tenants – Eldorado Resorts, Inc. (“Eldorado”) and Boyd Gaming Corporation (“Boyd”) – and the merger of one tenant into another – Pinnacle Entertainment, Inc. (“Pinnacle”) merged into Penn. For Eldorado and Boyd, these transactions represented their first “master lease relationship” with a REIT. GLPI has grown from twenty-one (21) properties at the time of its spin-off from Penn in 2013, to forty-six (46) properties located in sixteen (16) states through arms-length transactions with many of the industry’s largest regional gaming operators, without any reliance on call options or other rights associated with its predecessor.

2018 Property Acquisitions
Property	Tenant	Interest
Belle of Baton Rouge	Eldorado	Owned
Belterra Park Gaming	Boyd	Mortgage
Lumiere Place Casino & Hotels	Eldorado	Mortgage
Plainridge Park Casino	Penn	Owned
Tropicana Casino & Resort Atlantic City	Eldorado	Owned
Tropicana Evansville	Eldorado	Owned
Tropicana Casino Greenville	Eldorado	Owned
Tropicana Laughlin Hotel & Casino	Eldorado	Owned

These acquisitions added to the Company’s high quality, geographically-diversified portfolio of gaming properties as well as the stable and predictable cash flow generated from its long-term, triple-net master leases.

Our Approach to Establishing the Compensation Program

GLPI emerged in November of 2013 as a publicly traded company through a tax-free spin-off from Penn. At the time, GLPI was the first triple-net REIT focused entirely on the ownership and leasing of gaming properties, establishing a new category of gaming REITs that now consists of three publicly-traded companies. The management of the Company requires a specialized

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skill set with specific knowledge of both the gaming and real estate industries. Due to the unique nature of our business among REITs, there is a disconnect between the comparable companies with whom the Company’s stock trades – REITs – and the comparable companies with whom we compete for talent and assets – gaming companies. Consequently, the Committee determined that compensating management using only a REIT Global Industry Classification Standard (GICS) code is one-sided and ineffective given the nature of GLPI’s operations and the talent required to support the complex and unique nature of our business. The Committee’s objective is to design the executive compensation program to attract and retain executive talent with the necessary experience in, and understanding of, gaming assets while recognizing that performance metrics should reflect the Company’s operation as a triple-net REIT.

For 2018, the Committee began with a review of the 2017 compensation program, and to a lesser extent prior years, with a view toward identifying any areas that could be improved. Next, the Committee considered our most direct competitors, MGM Growth Properties LLC (created by MGM Resorts International (“MGM”)) and VICI Properties Inc. (emerged from the Caesars Entertainment Corporation bankruptcy). Unfortunately, neither of these competitors provide a meaningful comparison for analyzing executive compensation. MGM Growth Properties LLC is majority owned and controlled by MGM and, while it competes with the Company for assets, it is primarily accountable to one shareholder – MGM – and therefore its executive compensation structure does not provide a good comparison. VICI Properties Inc. is a relatively new company and the executive compensation information publicly available in its first year of reporting was limited.

Lacking a sufficient number of direct competitors, the Committee took a broader and more holistic view of the Company’s business. In doing so, we determined that the Company’s competitors consist of two distinct groups of companies: the companies with whom it competes for talent and assets – gaming operators – and the companies with whom it competes for investors – gaming REITs and triple-net REITs. Together with FTI, the Committee structured the 2018 executive compensation program with this peer set in mind (see page 30 for a list of the Company’s peers).

In structuring the Company’s executive compensation program, the Committee considered the performance of the Company over the past five years, the complicated structuring and tax issues encountered in acquiring gaming assets, shareholder feedback, industry and general market trends in compensation practices, as well as the advice and recommendations of FTI.

The Challenge – Aligning Our Compensation Program with Our Unique Business Model

We are focused on attracting and retaining executives with the knowledge and experience to grow shareholder value in our unique structure and operating environment and to lead the Company in an increasingly competitive business. With this as our goal, the Committee carefully designed the Company’s compensation program, with the assistance of FTI, to attract and retain the talent necessary to drive growth in a REIT structure through the acquisition of gaming assets.

Focusing first on the need to retain executives with experience in, and understanding of, gaming assets and casino operations, the Committee has aligned the current NEOs’ base pay with their peers in the gaming industry. The base compensation of our CEO is competitive among our gaming peers:

(1)

Base salary for the Company’s gaming peers is for 2017 based on public disclosures in 2018 and our CEO’s base salary is for 2018. Mr. Carlino’s base salary has not been increased since 2012 and remains unchanged in 2019.

24	|	Gaming & Leisure Properties Inc.

However, recognizing that the Company’s stock performance is strongly correlated with REITs, the Committee established performance goals for our 2018 cash bonus program and performance-based restricted stock awards designed to drive shareholder value, including:

∎	a cash bonus program primarily tied to the stability and growth of AFFO, dividends and acquisition goals; and

∎	performance-based restricted stock awards tied to the Company’s performance measured against the broad US MSCI REIT index generally and triple-net REITs specifically.

These two components of “at risk” compensation represent a significant portion of management’s total compensation opportunity:

*	Excludes William J. Clifford, who retired from the Company on May 4, 2018.

By focusing on the Company’s gaming peers in establishing base salary and the Company’s REIT peers in establishing performance goals, we believe the compensation program is successful in attracting and retaining a talented management team with significant gaming experience that is capable of driving shareholder value as a REIT.

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Executive Compensation Highlights

Highlights of our overall 2018 executive compensation program are outlined below, with details discussed more fully throughout the CD&A:

Meaningful Shareholder Outreach

✓  Our shareholder outreach efforts have resulted in numerous changes to our compensation program in response to concerns, including:

∎  Amending the equity plan to provide for double trigger vesting acceleration upon change-of-control

∎  Capping performance-based stock awards if TSR is negative for the performance period

∎  Substituting linear vesting for vesting tranches and setting target payout at the 50th percentile for performance-based stock awards

∎  Adding stock ownership guidelines for NEOs and non-employee directors

Use of Formulaic Incentive Compensation	✓ 90% of annual performance cash bonus payments are tied to the achievement of pre-determined quantitative performance goals, including AFFO, dividends and acquisitions

✓  80% of the value of stock awards granted for equity compensation continue to be at-risk and are contingent upon the Company achieving rigorous total shareholder return hurdles over a three-year performance period

Pay for Performance	✓ Rigorous performance goals for cash bonus require exceptional results for maximum payment
✓ 90% of cash bonus and 80% of total equity awards are tied to performance goals
✓ Maximum payout for performance-based equity awards requires top quartile performance over a three-year period
Robust Governance Practices	✓ Cash bonus subject to maximum cap based on percentage of base salary
✓ Share ownership guidelines for executive officers and non-employee directors
✓ Clawback policy to recover incentive compensation under certain circumstances
✓ Anti-hedging policy that prohibits trading in puts, calls, options or other derivative instruments derived from the value of the Company’s stock

Executive Pay vs. Company Performance

Following the spin-off from Penn in 2013, the Company’s NEOs transitioned to the Company at the same base pay in effect at the time of the spin-off. The Committee recognized at the time that while base salaries were in line with gaming company peers, they were elevated compared to triple-net REIT peers. Notably, the Company’s CEO has not received an increase in pay since 2012 and his total realizable pay has remained relatively flat over the last three years despite a significant increase in AFFO.

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Performance-based equity awards are tied to multi-year performance goals in order to tie incentive compensation to long-term results. The performance goals established by the Committee require exceptional results to achieve maximum payout. The following table shows the status of the performance awards granted in each of 2014 through 2018.

Program	Performance Period	Performance Metric	Actual Performance	Status as of 12/31/18
2018 Performance Awards	January 2018 - December 2020	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Matures 12/31/2020	MSCI portion tracking to earn at least 100% of the target award and triple-net portion tracking below threshold
2017 Performance Awards	January 2017 - December 2019	Relative TSR vs. MSCI US REIT Index and Select Triple-Net Lease REITs	Matures 12/31/2019	Both portions tracking to earn at least 100% of the target award
2016 Performance Awards	January 2016 - December 2018	Relative TSR vs. MSCI US REIT Index	Above 80th Percentile	200% of the target award was earned
2015 Performance Awards	January 2015 - December 2017	Relative TSR vs. MSCI US REIT Index	Above 80th Percentile	200% of the target award was earned
2014 Performance Awards	January 2014 - December 2016	Relative TSR vs. MSCI US REIT Index	Below 25th Percentile	0% of the target award was earned

Shareholder Outreach

The Company’s shareholder base has changed dramatically since its spin-off from Penn in 2013 when shareholders were predominately gaming investors. Today, the Company’s largest shareholders are REIT and index-oriented institutional investors. With the change in the composition of the Company’s shareholders, the concerns of shareholders have changed and the Company has listened and responded.

The Company presents a shareholder advisory vote on executive compensation on an annual basis. At the Company’s 2018 Annual Meeting of Shareholders, 93% of the voted shares approved such advisory vote.

The Company engages in periodic discussions with its shareholders throughout the year and during last two years it has made meaningful changes to its corporate governance structure and compensation programs as a result.

The Company’s 2018 shareholder outreach efforts are summarized below:

∎

Spring 2018 – In connection with the distribution of the proxy materials for the 2018 Annual Meeting of Shareholders, the Company reached out to its top 20 shareholders to discuss questions and concerns related to specific proposals presented in the Company’s proxy materials. Members of management and directors were offered as participants.

∎

Fall 2018 – The Company broadened its outreach efforts to include not only the top 20 shareholders, but also significant shareholders that either withheld votes or voted against the recommendations of the Board. The Board believes that it is important to understand the reasons why shareholders choose not to support certain of the Board’s recommendations and to discuss the Company’s governance structure and initiatives that shareholders would like the Board to consider in the upcoming year. Members of management and directors were offered as participants.

∎	General 2018 – Our CEO and Interim Chief Financial Officer participated in both REIT and gaming investor conferences and meetings throughout 2018.

In 2019, the Company expanded its executive management team with the addition of Matthew Demchyk. Mr. Demchyk brings fifteen years of successful capital allocation experience in the REIT sector and will be primarily focused on enhancing the Company’s shareholder outreach efforts.

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Compensation Philosophy and Objectives

Objectives of Compensation Program

The overall objective of the Company’s executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic initiatives. This cannot be understated. The acquisition of real property assets by a REIT from a taxable corporation presents unique and complex tax, accounting, legal and structural issues. Unfortunately, gaming assets are generally owned by corporations and a failure of the Company’s management team to identify latent tax, accounting and legal issues can result in a transaction that appears to be accretive on the surface, but results in a reduction of AFFO and dividend distributions when the full impact is realized. It is imperative that the Company’s management team have the experience and skills necessary to recognize and solve these problems. With these goals in mind, the Company’s compensation objectives are to:

∎

offer a competitive and balanced compensation program to compensate executives for the unique experience required of our management team, taking into consideration the total compensation opportunity offered by other REITs and gaming companies;

∎	utilize a mix of fixed and performance-based compensation designed to closely align the interests of management with those of the Company’s shareholders; and

∎	attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company’s credibility in, and access to, the capital markets.

Compensation Philosophy

To support the Company’s compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program designed to be sufficiently attractive to provide talented executives with good reason to remain with the Company and continue in their efforts to improve shareholder value. The Company’s program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company and their own individual contributions.

We believe that it is in the long-term best interests of the Company to provide a significant portion of each executive’s compensation in the form of equity incentive awards. However, we also believe that it is important to provide base salaries that do not motivate or encourage executives to take excessive risks to ensure future financial security, particularly in light of the complex tax, accounting and legal issues inherent in the Company’s transactions. To balance these goals, we believe that the appropriate compensation program includes (a) fixed and performance-based cash and (b) service and performance-based equity incentive awards. We focused on the appropriate balance of each of these components in developing our 2018 executive compensation program.

Key Compensation Practices

The Committee, in consultation with our independent compensation consultant and management team, continually evaluates and considers compensation practices identified as “best practices” by various market constituents. We incorporated into our compensation program the practices we believe will most effectively support the Company’s continuing efforts to create shareholder value, including:

∎	no agreements or arrangements containing tax gross-ups or other similar tax indemnification provisions;

∎	compensation largely based on multiple performance metrics, including dividends, adjusted funds from operations and relative total shareholder return;

∎	compensation that includes a combination of variable and fixed incentive opportunities;

∎	double trigger acceleration of incentive awards in the event of a change-of-control; and

∎	established maximum bonus opportunities.

We will continue to evaluate and consider input from our shareholders and emerging “best practices” to ensure that our compensation program contains the features necessary to properly align the interests of our executives with the interests of our shareholders without encouraging undue risk.

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We have also taken steps to protect shareholder interests and promote shareholder value in both the design and administration of the Company’s equity compensation program. Under the terms of the Company’s 2013 Long Term Incentive Compensation Plan (as amended, the “Plan”), awards to employees are administered by the Committee and will generally include vesting schedules designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years before all of their awards may be settled. Further, the Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights.

Annual Review and Approval Process

Role of the Committee

We annually review and approve the executive compensation packages for our CEO and each of the other executive officers as well as confirm and approve performance-based awards earned for the most recently completed year. In establishing compensation packages, we consider numerous factors and data, including:

∎	the experience necessary to identify and solve the significant tax, accounting, legal and structural complexities inherent in the types of transactions conducted by the Company;

∎	compensation packages of gaming peers with whom the Company competes for talent and assets;

∎	the dividend payout for the previous fiscal year and projected dividends for the current year;

∎	the ability to enter into definitive acquisition agreements for properties that will be accretive to the Company’s AFFO and dividend;

∎	the Company’s performance relative to its REIT peers;

∎	the performance of the Company’s properties in Perryville, Maryland and Baton Rouge, Louisiana;

∎	the individual performance of the executives and their total compensation relative to similarly situated gaming executives;

∎	a breakdown of the various components of each executive officer’s compensation package;

∎	compensation structure and performance goals of our REIT peers;

∎	perquisites and other benefits, if any, offered to each executive; and

∎	the performance of previous equity incentive awards.

The Committee reviews this information with its compensation consultant and certain members of the executive management team to revise or confirm the compensation packages for each executive officer. One of our goals is to ensure that base salaries and total compensation packages are appropriate to attract and retain executives with the gaming and real estate experience necessary to create long-term shareholder value. We will also alter performance measures and/or the mix of cash and long-term equity incentive awards as necessary to ensure that management incentives continue to be aligned with shareholders.

Role of Management

The Company’s CEO and Chief Financial Officer (“CFO”) work closely with the Committee to analyze relevant peer data and to determine the appropriate base salary, cash bonus and incentive award levels for each member of the executive management team. However, while the Committee values the judgment and input from the CEO and CFO, and considers their recommendations, the Committee ultimately retains sole discretion to approve the compensation packages for each member of the executive management team.

Role of Compensation Consultant

We retained FTI to advise us on compensation-related matters. We selected FTI because of its experience in assisting other REITs in determining the optimal type and balance of cash and incentive award components in a manner intended to align the interests of management and shareholders while being competitive. In addition to other tasks, FTI worked with management and the Committee to develop a peer group for use in structuring the Company’s executive compensation program. FTI and the Company review the peer group annually to ensure that it provides an accurate representation of the Company’s structure and operations. A description of the process and rationale utilized for selecting our 2018 peer group is described below.

The Committee has determined that no conflict of interest exists between FTI and the Company (including the Company’s Board of Directors and the Company’s management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Neither FTI nor any affiliate provided additional services to the Company or its affiliates in excess of $120,000 during 2018.

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FTI reviews the current compensation of each executive officer on several levels, including consideration of (a) cash versus equity-based incentive awards; (b) fixed versus variable compensation, (c) service-based vesting versus performance-based vesting and (d) short-term awards versus long term incentive awards. In addition, FTI provides the Committee with information regarding the compensation levels of executive officers in our selected peer group, as well as, current compensation “best practices” and trends in the REIT and gaming industries. Based on all of the available information and discussions with the CEO and CFO, FTI provides its recommendation to the Committee as to the appropriate compensation of each executive officer or confirms for the Committee that the suggested compensation packages are reasonable.

Peer Group

In selecting and reviewing the Company’s peer group, FTI and the Committee utilize a set of criteria that they believe captures the key areas of the Company’s business and the experience necessary for its executives. FTI and the Committee review the peer group at the end of each year to ensure that it reflects the realities of the environment in which the Company generates its revenue and competes for talent and assets. The criteria are as follows:

∎

gaming companies comparable to the Company in terms of its asset portfolio and the knowledge and skills necessary by the executive team to effectively evaluate opportunities and to manage the Company’s operating properties;

∎	gaming companies with whom the Company competes for talent;

∎	triple-net REITs with revenues primarily derived from triple-net leases; and

∎	companies with implied equity market capitalization ranging from 0.5x to 2.5x that of the Company.

Applying these criteria, FTI recommended, and the Committee approved, the following peer group for 2018:

Triple-Net REITs	Gaming Companies
Alexandria Real Estate Equities, Inc.	Boyd Gaming Corporation
EPR Properties	Caesars Entertainment Corporation
Gramercy Property Trust Inc.	MGM Resorts International
MGM Growth Properties LLC	Penn National Gaming, Inc.
National Retail Properties, Inc.	Pinnacle Entertainment, Inc.
Omega Healthcare Investors, Inc.	Wynn Resorts, Limited
Realty Income Corporation
Spirit Realty Capital, Inc.
STORE Capital Corporation
Uniti Group, Inc.
VEREIT, Inc.

The majority of these peer companies share some, but not all, aspects of the Company’s business model given the unique nature of its business, which includes management of casino operations. While each peer company is not entirely comparable to GLPI, we believe on a blended basis our current peer group provides the most accurate representation of the Company’s operations and is appropriate particularly given that:

∎	the peer group is over-weighted toward triple-net REITs (represents more than two-thirds of the peer group); and

∎	our implied equity market capitalization and total enterprise value equates to the approximate median of the peer group.

For 2019, FTI recommended, and the Committee approved, removing Gramercy Property Trust Inc. and Pinnacle Entertainment Inc. and adding VICI Properties Inc. Gramercy Property Trust Inc. and Pinnacle Entertainment Inc. were acquired in 2018 and are no longer separate publicly traded companies.

Risk Assessment

In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. To this end, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed annually and are fixed in amount. Annual incentive pay is focused on achievement of certain specific overall financial performance goals and is determined using multiple criteria with established maximum payouts. The other major component of

30	|	Gaming & Leisure Properties Inc.

our executive officers’ compensation is long term incentives provided through the award of restricted stock, which we believe is important to help further align executives’ interests with those of our shareholders. We believe that these cash and incentive awards, especially when combined with the stock ownership requirements and compensation clawback policy, described in this Proxy Statement under the heading Other Compensation Policies, appropriately balance risk, payment for performance and align executive compensation with the interests of shareholders without encouraging unnecessary or excessive risk taking.

Overview of 2018 Compensation

Elements of Compensation

The 2018 compensation program was weighted towards performance-based compensation utilizing several different performance metrics. The mix of cash versus equity-based incentive awards, fixed versus variable compensation, and service-based vesting versus performance-based vesting of equity incentive awards is designed to ensure that management is, and remains, appropriately incentivized across a number of different business and economic environments. In addition, our program includes both internal performance measures as well as external performance metrics to ensure that our executives are focused on the Company’s goals as well as its position in the market. The following is a summary of the key elements (a more detailed description of each element is provided below):

Component	Description	Objective	Strategic Rationale
Base Salary	Fixed cash compensation	Provide competitive fixed compensation considering the job responsibilities, individual performance, skills and experience	Designed to attract and retain executives with the experience to implement the Company’s growth strategy

Annual Performance Cash Awards	Cash compensation with 90% tied to achievement of pre-determined quantitative performance goals and 10% tied to qualitative performance	Provide incentives for executives to enter into accretive transactions that result in growing dividend distributions and AFFO	Motivates the achievement of short-term corporate objectives that are aligned with our annual budget and business plan; aligns executive and shareholder interests

Long-Term Fixed Equity Awards	Annual equity awards with time-based vesting equally over a three-year period	Supplement fixed compensation with long-term compensation to enhance retention and encourage long-term growth	Aligns executive and shareholder interests and rewards long-term stock performance

Long-Term Performance-Based Equity Awards	Annual equity award with three-year cliff vesting based on total shareholder return measured against the US MSCI Index and, for awards granted after January 1, 2017, triple-net REIT peers	Provide a significant portion of total potential compensation tied to long-term stock performance	Aligns executive and shareholder interests and rewards long-term stock performance with no payout for under-performance

In 2018, the total potential compensation opportunity of the Company’s NEOs consisted of approximately 77% of performance-based and/or “at risk” compensation and approximately 23% of fixed compensation (of which approximately 12% was base salary and 11% service-based restricted stock awards).

Base Salary

The base salaries of our executives are designed to compensate them for services rendered during the fiscal year and, consistent with our pay for performance philosophy, executives receive a significant portion of their overall targeted compensation in a form other than a fixed base salary. Although the Company does not generally benchmark against any particular percentile of base salaries of comparable executives within the Company’s peer group, we set salaries that are competitive in the gaming industry so that the Company can attract and retain high-performing executives with experience in the gaming industry. In addition, we recognize that it is critical that executives have the experience necessary to identify and resolve the complex tax, accounting and legal issues inherent in the type of transactions engaged in by the Company. Base salaries are then further adjusted for certain qualitative factors, including: specific position duties and responsibilities; tenure with the Company; individual contributions; value to the Company; and the overall reasonableness of an executive’s compensation.

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Set forth below are the 2018 base salaries for each of the NEOs.

Executive	2018 Salary	Change
Chairman, Chief Executive Officer and President	$1,808,468	No Change Since 2012
Senior Vice President, Corporate Development and Interim Chief Financial Officer	$569,841	9.6% change in 2018 with Interim CFO position
Senior Vice President, General Counsel and Secretary	$425,000	No Change Since 2015
Senior Vice President and Chief Accounting Officer	$400,000	No Change Since 2015
Former Senior Vice President, Chief Financial Officer and Treasurer	$1,166,990	No Change Since 2012

Annual Performance Cash Awards

For 2018, the Committee continued the performance-based annual cash incentive bonus program designed to motivate the executive officers and other members of the management team to achieve certain Company growth objectives that we believe were most likely to increase shareholder value. The program was based on the achievement of a number of specific performance criteria focused on the Company’s annual strategic goals and business plan. For 2018, the annual cash bonus for each NEO was comprised of four components:

Performance Metric	Weighting	Rationale for Inclusion
AFFO Growth	40%	Motivates management to responsibly deploy capital and focus on profitability
Dividend Growth	20%	Encourages management to focus on the payout to shareholders
Acquisition Growth	30%	Motivates management to grow the Company’s asset portfolio through accretive acquisitions
Subjective/Individual	10%	Recognition of individual success

With respect to the AFFO and dividend components, a cash bonus could have been earned at three different achievement levels: Threshold; Target; and Maximum. The acquisition goal was measured on a scale of 0-100% with annual target being the maximum and zero being the minimum. The achievement levels established by the Committee for 2018 are set forth below.

Component	Threshold	Target	Maximum
AFFO Growth	Annual AFFO per share of $3.10	Annual AFFO per share of $3.13	Annual AFFO per share of $3.20
Dividend Growth	No Payout Below Target	Fourth quarter dividend per share of $0.63	Fourth quarter dividend per share of $0.65
Acquisition Growth	Payout determined based on the percentage of maximum target achieved		Annual effect on AFFO per share $0.13

In 2018, the Company achieved annual AFFO of $3.48 per share (annualized for the impact of the transaction to acquire certain real property assets from Tropicana Entertainment Inc. (the “Tropicana Transaction”) and the transactions related to the Penn/Pinnacle merger that closed during the fourth quarter of 2018) and paid $0.68 per share in fourth quarter dividends. The NEOs were also awarded the maximum discretionary bonus primarily as a result of successfully (i) closing the Tropicana Transaction and entry into a new master lease and mortgage loan with Eldorado, (ii) closing the transactions related to the merger of Pinnacle into Penn that resulted in the acquisition of Plainridge Park Casino and the entry into a new master lease and mortgage loan with Boyd and (iii) obtaining financing for the transactions at attractive rates and in a manner that extended the Company’s debt maturities. The Tropicana Transaction and the transactions in connection from the Penn/Pinnacle merger also resulted in maximum bonus payment earned for the acquisition growth component. As a result, the cash bonus paid to the NEOs for 2018 was 100% of the maximum.

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We set the ranges of bonuses payable pursuant to the cash bonus measure for each NEO as a percentage of annual base salary, as set forth below. In order to help manage total potential compensation payouts, annual cash bonus opportunities are capped at a maximum bonus level, regardless of the extent to which performance exceeds targeted levels.

Executive	Threshold	Target	Maximum
Chairman, Chief Executive Officer and President	50%	100%	200%
Senior Vice President, Chief Financial Officer and Treasurer*	50%	100%	200%
Senior Vice President, Corporate Development	50%	100%	200%
Senior Vice President, General Counsel and Secretary	25%	50%	100%
Senior Vice President and Chief Accounting Officer	25%	50%	100%

*	William J. Clifford retired from his position of Senior Vice President, Chief Financial Officer and Treasurer effective May 4, 2018.

The following table indicates the actual amount paid to each NEO as a percentage of annual base salary for 2018 for the annual performance cash awards described above:

Executive	Actual Bonus Percent of Base Salary	Actual Payment ($)
Chairman, Chief Executive Officer and President	200%	3,616,934
Senior Vice President, Corporate Development and Interim Chief Financial Officer	200%	1,139,682
Senior Vice President, General Counsel and Secretary	100%	425,000
Senior Vice President and Chief Accounting Officer	100%	400,000

*	William J. Clifford retired from his position of Senior Vice President, Chief Financial Officer and Treasurer effective May 4, 2018 and did not receive a bonus for 2018.

Long-Term Performance-Based Equity Awards

While the annual cash bonus program was designed to incentivize the Company’s management team to achieve specific near-term internal Company growth goals, the long-term performance equity award program was designed to focus management on the Company’s long-term performance in relation to the broader REIT indices. We believe that a high degree of equity compensation motivates executives to increase the long-term value of the Company by aligning a significant portion of their total compensation with the interests of the Company’s shareholders. We also believe that equity compensation is a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company’s success.

The Committee believes that the long-term performance-based equity award program has been effective in focusing management on the Company’s long-term performance in relation to its peer group and provides an effective balance against the short-term Company growth goals reflected in the cash bonus program. Awards have three-year cliff vesting with the amount of restricted shares vested at the end of the three-year period determined based on the Company’s performance during such period measured against its peers. More specifically, for awards issued after January 1, 2017, the percentage of shares vesting at the end of the measurement period are based on the Company’s three-year total shareholder return ranking among the three-year return of the companies included in the MSCI US REIT index and in the triple-net REIT group set forth below, in equal amounts.

The triple-net measurement group includes publicly traded REITs deriving at least 75% of revenues from triple-net leases:

Triple-Net REITs(1)
Agree Realty Corporation	Omega Healthcare Investors
Alexandria Real Estate Equities	One Liberty Properties
EPR Properties	Realty Income Corporation
Four Corners Property Trust	Seritage Growth Properties
Getty Realty	Select Income REIT
Gladstone Commercial Corporation	Spirit Realty Capital
Global Net Lease	STAG Industrial Group
Lexington Realty Trust	STORE Capital Corporation
LTC Properties	Uniti Group, Inc.
MGM Growth Properties	W. P. Carey Inc.
National Retail Properties	VEREIT

(1)	Gramercy Property Trust and Select Income REIT were acquired in 2018 and subsequently removed from the 2018 measurement group.

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The vesting schedule provides for target vesting at the 50th percentile, threshold at the 25th percentile and maximum at the 75th percentile, with linear vesting in between achievement levels. Vesting is capped at target if TSR for the measurement period is negative over the three-year performance period.

The performance hurdles and levels of opportunity for performance-based restricted stock awards granted in 2018 are set forth below.

Level	Relative TSR Hurdles (%)	Payout Percentage
Below Threshold	< 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile	200%

The following table sets forth the target number of performance-based awards granted to each NEO in 2018.

Executive	Target Performance- Based Equity Awards
Chairman, Chief Executive Officer and President	110,000
Senior Vice President, Corporate Development and Interim Chief Financial Officer	35,000
Senior Vice President, General Counsel and Secretary	25,000
Senior Vice President and Chief Accounting Officer	25,000
Former Senior Vice President, Chief Financial Officer and Treasurer*	55,000

*	William J. Clifford retired from his position of Senior Vice President, Chief Financial Officer and Treasurer effective May 4, 2018 and all outstanding awards were relinquished.

The performance awards granted in January 2016 were earned as of December 31, 2018 above the 80th percentile as a result of the Company’s relative TSR ranking compared to the MSCI US REIT index for the measurement period.

We believe that this long-term performance-based equity incentive program complements the annual cash incentive program by providing the appropriate balance between performance-based cash and performance-based equity awards.

Long-Term Service-Based Equity Awards

In addition to the long-term performance-based equity awards, we established a service-based retention equity award program for 2018. A significant amount of each NEO’s compensation is tied to performance and we recognize that there is also a need for an additional retention component of our compensation structure. Therefore, we believe that service-based awards serve as a critical retention tool, recognizing that while the vesting of such awards is unrelated to performance, the value is directly correlated with the Company’s share price. Awards vest at a rate of 33.33% per year and are generally subject to continued employment.

The number of shares of restricted stock awarded to each NEO for 2018 was as follows:

Executive	Number of Shares
Chairman, Chief Executive Officer and President	55,000
Senior Vice President, Corporate Development and Interim Chief Financial Officer	17,500
Senior Vice President, General Counsel and Secretary	12,500
Senior Vice President and Chief Accounting Officer	12,500
Former Senior Vice President, Chief Financial Officer and Treasurer	27,500

*	William J. Clifford retired from his position of Senior Vice President, Chief Financial Officer and Treasurer effective May 4, 2018 and all outstanding awards were relinquished.

34	|	Gaming & Leisure Properties Inc.

Overview of Compensation Program for 2019

In establishing the compensation program for 2019, the Committee began with a review of compensation earned by executives in 2018 measured against the Company’s achievements in 2018. We believe that the compensation program for the Company’s NEOs in 2018 continued to provide the right balance between performance-based and fixed compensation to properly align the interests of management with shareholders without encouraging undue financial risks. Consequently, for 2019, the Committee decided to continue the overall compensation program with only the following modifications, which do not include any changes for our CEO:

Compensation Component	Change	Reason
Base Salary	Senior Vice President and Chief Financial Officer was increased 9.6% No increases for other NEOs	Salary was increased to reflect increased responsibilities as the Company’s principal financial officer

Cash Bonus Program

The performance metric for acquisition growth utilized in previous years was removed and allocated evenly among AFFO Growth*, Dividend Growth and Discretionary

Bonus targets for the Senior Vice President, General Counsel & Secretary and the Senior Vice President and Chief Accounting Officer were increased to Threshold at 37.5%, Target at 75% and Maximum at 150%

No changes for other NEOs

(1) Aligns with the Company’s current business plan and strategic priorities

(2) Simplified AFFO performance into one aggregate measure

Bonus opportunities were adjusted to better align the named executives with their peers

Performance-Based Equity Awards	Target award for the Senior Vice President and Chief Financial Officer was increased by 5,000 shares (with no change in the vesting criteria)	Award was increased to reflect increased responsibilities as the Company’s principal financial officer

Service-Based Equity Awards

Awards were increased by 2,500 shares for each the (1) Senior Vice President and Chief Financial Officer; (2) Senior Vice President, General Counsel & Secretary; and (3) Senior Vice President and Chief Accounting Officer (with no change in the vesting criteria)

Award amounts were increased to better align the named executives with their peers and in light of each individual’s strong performance

*

With respect to the AFFO Growth component, the Committee retained the discretion to recognize all or a portion of the AFFO accretion not recognized in 2018 that is the result of the Tropicana transaction and the transactions closed in connection with the Penn/Pinnacle merger if it determines such recognition is warranted at the end of 2019. Under no circumstances will bonus payments for 2019 exceed the maximum payment levels.

Deferred Compensation

The Company does not maintain any defined benefit pension programs for its executives. The Company maintains an elective non-qualified deferred compensation plan for executives. Pursuant to the plan, the Company’s contributions under the plan are equal to 50% of the participant’s deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant’s salary and/or bonus. All amounts credited to an executive’s account are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company’s general assets. However, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. The deferred compensation program is described in more detail under the heading 2018 Nonqualified Deferred Compensation of this Proxy Statement.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	35

Benefits and Perquisites

We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company’s peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company’s employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company (50% of employee contributions, subject to applicable contribution limits). Consistent with the objectives described above, the Company also provides certain executive officers with additional supplemental benefits and perquisites, including in limited instances, use of the Company’s private aircraft where individual circumstances merit. The description and value of such supplemental benefits and perquisites in 2018 can be found on the All Other Compensation Table of this Proxy Statement.

Employment Agreements

None of the NEOs has an employment agreement with the Company.

Other Compensation-Related Policies

Stock Ownership Guidelines

The Compensation Committee believes that it is important for executive officers and non-employee directors to have a financial stake in the Company such that their interests are more closely aligned with those of the Company’s shareholders. Accordingly, the Committee has established stock ownership guidelines for our NEOs and non-employee directors. Each executive and non-employee director is expected to acquire, and continue to hold during the term of his or her employment, equity with a value equal to the multiple of his or her annual base salary/cash retainer as indicated below. These guidelines must be satisfied within five years of the date of adoption of these guidelines, or the fifth anniversary of the executive officer’s or non-employee director’s appointment, whichever is later.

Title	Multiple
Non-Employee Directors	5x Annual Cash Retainer
Chairman, Chief Executive Officer and President	5x Base Salary
Senior Vice President, Chief Financial Officer	3x Base Salary
Senior Vice President and Chief Accounting Officer	2x Base Salary
Senior Vice President, General Counsel and Secretary	2x Base Salary

As of April 5, 2019, all of the NEOs and non-employee directors were in compliance with the ownership guidelines set forth above.

Hedging and Pledging Policy. We believe that equity ownership fosters an atmosphere where directors and officers “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s shareholders. Accordingly, we have adopted policies generally restricting each of the Company’s directors and executive officers from engaging in hedging transactions or pledging Company shares.

Compensation Clawback Policy. The Company has a commitment to ensure that its executive officers adhere to the highest professional and personal standards. Accordingly, the Company’s policy is that misconduct by any executive officer that leads to a restatement of the Company’s financial results could subject executive officers to disgorge prior compensation to the extent such compensation would not have been earned based on the restated financial statements. In light of the highly regulated nature of the Company’s business, the Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws.

Statutory and Regulatory Considerations. In designing the Company’s compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). The Tax Cuts and Jobs Act, enacted in December 2017, amended certain aspects of Section 162(m) specifically affecting the exclusion of performance-based compensation from the $1 million limit or deductions for executive compensation in future years. For 2018, we considered the implications and exemptions to such limitation. We seek to preserve the Company’s tax deductions for executive compensation to the extent consistent with the Company’s executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company’s objectives.

36	|	Gaming & Leisure Properties Inc.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee

David A. Handler, Chair James B. Perry E. Scott Urdang

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	37

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2018, 2017 and 2016 by the Company’s NEOs:

Name and Principal Position	Year	Salary ($)	Stock Awards – Time-Based ($)(1)	Stock Awards – Performance- Based ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Peter M. Carlino Chairman, Chief Executive Officer and President	2018	1,808,468	2,035,000	4,540,800	3,616,934	447,035	12,448,237
	2017	1,808,468	1,684,100	3,947,900	3,194,958	416,764	11,052,190
	2016	1,808,468	1,529,000	3,788,400	2,531,854	2,353,353	12,011,075
William J. Clifford(5) Former Senior Vice President, Chief Financial Officer and Treasurer	2018	866,266	1,017,500	2,270,400	—	4,365,715	8,519,881
	2017	1,166,990	842,050	1,973,950	2,061,682	157,630	6,202,302
	2016	1,166,990	764,500	1,894,200	1,633,786	594,436	6,053,912
Steven T. Snyder Senior Vice President, Corporate Development and Interim Chief Financial Officer	2018	537,149	647,500	1,444,800	1,139,682	85,070	3,854,201
	2017	519,841	535,850	1,256,150	918,386	74,036	3,304,263
	2016	519,841	486,500	1,205,400	727,777	628,628	3,568,146
Brandon J. Moore Senior Vice President, General Counsel and Secretary	2018	425,000	462,500	1,032,000	425,000	36,135	2,380,635
	2017	425,000	382,750	897,250	375,417	23,462	2,103,879
	2016	425,000	347,500	861,000	297,500	29,812	1,960,812
Desiree A. Burke Senior Vice President and Chief Accounting Officer	2018	400,000	462,500	1,032,000	400,000	43,167	2,337,667
	2017	400,000	382,750	897,250	353,333	39,400	2,072,733
	2016	400,000	347,500	861,000	280,000	153,167	2,041,667

(1)

The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC 718”). The assumptions used in calculating these amounts are described in footnote 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Included in stock awards reported each year are restricted stock awards granted each year, relating to the Company’s long-term fixed equity award grant. For more information on the Company’s long-term fixed equity awards, see the Overview of 2018 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement.

(2)

The amounts reflect the full grant date fair value calculated in accordance with ASC 718. The assumptions used in calculating these amounts are described in footnote 3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Included in stock awards reported each year are performance-based restricted stock awards granted each year, relating to the Company’s long-term performance-based equity award grant. For more information on the Company’s long-term performance-based equity awards, see the Overview of 2018 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement. The following table discloses the aggregate grant date fair value of the award, assuming maximum level of achievement, but does not estimate dividends:

Year	Peter M. Carlino	William J. Clifford	Steven T. Snyder	Brandon J. Moore	Desiree A. Burke
2018	$8,140,000	$4,070,000	$2,590,000	$1,850,000	$1,850,000
2017	$6,736,400	$3,368,200	$2,143,400	$1,531,000	$1,531,000
2016	$6,116,000	$3,058,000	$1,946,000	$1,390,000	$1,390,000

(3)

The amounts reported each year reflect annual performance cash awards earned for each period and paid in the subsequent period. For more information on the Company’s annual performance cash awards, see the Compensation Discussion and Analysis included in this Proxy Statement.

(4)	See All Other Compensation Table included in this Proxy Statement for more information.

(5)

Mr. Clifford retired from the company on May 4, 2018 and was employed by the Company as a Senior Advisor until August 31, 2018. In accordance with Mr. Clifford’s retirement agreement any outstanding equity awards were forfeited.

38	|	Gaming & Leisure Properties Inc.

All Other Compensation Table

The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

		Company Contributions to Deferred Compensation Plan ($) (1)	Company Contributions to 401(k) ($) (2)	Company Dividend Equivalents Related to Spin-Off ($) (3)	Company Paid Insurance Premiums ($) (4)	Perquisites
Name	Year					Personal Use of Company Vehicle ($) (5)	Personal Use of Company Airplane ($) (6)	Other ($) (7)	Total ($)

Peter M. Carlino	2018	250,171	5,500	—	—	7,424	179,928	4,012	447,035
	2017	217,016	5,400	—	—	3,692	186,966	3,690	416,764
	2016	254,411	5,300	1,894,119	—	4,439	190,854	4,230	2,353,353

William J. Clifford	2018	146,397	5,500	—	—	—	—	4,213,818	4,365,715
	2017	140,039	5,400	—	—		7,214	4,977	157,630
	2016	164,221	5,300	403,077	—	—	21,838	—	594,436

Steven T. Snyder	2018	73,315	5,500	—	6,255	—	—	—	85,070
	2017	62,381	5,400	—	6,255	—	—	—	74,036
	2016	73,242	5,300	543,831	6,255	—	—	—	628,628

Brandon J. Moore	2018	30,635	5,500	—	—	—	—	—	36,135
	2017	18,062	5,400	—	—	—	—	—	23,462
	2016	17,210	5,300	7,302	—	—	—	—	29,812

Desiree A. Burke	2018	37,667	5,500	—	—	—	—	—	43,167
	2017	34,000	5,400	—	—	—	—	—	39,400
	2016	36,857	5,300	111,010	—	—	—	—	153,167

(1)	This column reports the Company’s matching contributions under the Company’s Deferred Compensation Plan.
(2)	This column reports the Company’s contributions to the NEOs’ 401(k) savings accounts.
(3)

In connection with the Spin-Off transaction, this column reports dividends paid to the NEOs on vested stock options converted from Penn stock options as of the time of the Spin-Off. The final dividend payment was made on September 23, 2016.

(4)	This column reports life insurance policy premiums paid by the Company on behalf of Mr. Snyder.
(5)	The amount allocated for personal use of a company vehicle is calculated based upon the lease value of the vehicle and an estimate of personal usage provided by the executive.
(6)

The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company’s aircrafts are used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

(7)

This column reports the Company’s payment of Country Club Memberships for Mr. Carlino and company’s payment of $3,418 in commuting costs for Mr. Clifford prior to his retirement along with a payment of $4,210,400 in accordance with his retirement agreement.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	39

2018 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the NEOs in 2018:

			Estimated future payouts under equity incentive plan awards			All Other Stock Awards

Name	Grant Date	Grant Board Approval Date	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	Number of Securities Underlying Stock Awards (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)

Peter M. Carlino

Long-Term Fixed Equity Awards	1/2/2018	12/18/2017				55,000	2,035,000

Long-Term Performance – Based Equity Awards – MSCI US REIT Index	1/2/2018	12/18/2017	0	55,000	110,000		2,315,500

Long-Term Performance – Based Equity Awards – Triple-Net REIT Group	1/2/2018	12/18/2017	0	55,000	110,000		2,225,300

William J. Clifford(1)

Long-Term Fixed Equity Awards	1/2/2018	12/18/2017				27,500	1,017,500

Long-Term Performance – Based Equity Awards – MSCI US REIT Index	1/2/2018	12/18/2017	0	27,500	55,000		1,157,750

Long-Term Performance – Based Equity Awards – Triple-Net REIT Group	1/2/2018	12/18/2017	0	27,500	55,000		1,112,650

Steven T. Snyder

Long-Term Fixed Equity Awards	1/2/2018	12/18/2017				17,500	647,500

Long-Term Performance – Based Equity Awards – MSCI US REIT Index	1/2/2018	12/18/2017	0	17,500	35,000		736,750

Long-Term Performance – Based Equity Awards – Triple-Net REIT Group	1/2/2018	12/18/2017	0	17,500	35,000		708,050

Brandon J. Moore

Long-Term Fixed Equity Awards	1/2/2018	12/18/2017				12,500	462,500

Long-Term Performance – Based Equity Awards – MSCI US REIT Index	1/2/2018	12/18/2017	0	12,500	25,000		526,250

Long-Term Performance – Based Equity Awards – Triple-Net REIT Group	1/2/2018	12/18/2017	0	12,500	25,000		505,750

Desiree A. Burke

Long-Term Fixed Equity Awards	1/2/2018	12/18/2017				12,500	462,500

Long-Term Performance – Based Equity Awards – MSCI US REIT Index	1/2/2018	12/18/2017	0	12,500	25,000		526,250

Long-Term Performance – Based Equity Awards – Triple-Net REIT Group	1/2/2018	12/18/2017	0	12,500	25,000		505,750

(1)	In accordance with Mr. Clifford’s retirement agreement all 2018 grants were canceled.
(2)

Awards represent performance-based restricted stock with cliff vesting at the end of the performance period beginning on January 2, 2018 and ending on December 31, 2020. The amount of restricted shares vested at the end of the performance period can range from zero to a maximum of 200% of target, depending on the level of achievement of the performance goals measured against the return of the companies included in the MSCI US REIT Index or in the triple-net REIT group set forth by the Company over the measurement period. In the event of a change-of-control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the change-of-control. For more information on the Company’s performance-based equity awards, see the Overview of 2018 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement.

(3)

Awards represent restricted stock awards granted to the NEOs as part of their annual compensation. All grants have vesting over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change-of-control, awards vest immediately.

(4)

Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award’s vesting period. The Company utilized a third party valuation firm to measure the fair value of the performance-based restricted stock awards at grant date using the Monte Carlo model. Additional information regarding the calculation of the grant date fair value is included in footnote 3 to the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

40	|	Gaming & Leisure Properties Inc.

Outstanding 2018 Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards outstanding as of December 31, 2018 and which have been reported in the appropriate period in the Summary Compensation Table when granted:

			Stock Awards		Performance Awards

Name(1)	Stock Award Grant Date		Number of Shares or Units Held that Have Not Vested (#)(4)	Market Value of Shares or Units Held that Have Not Vested ($)(5)	Number of Unearned Shares or Units Held that Have Not Vested (#)(6)	Market Value of Unearned Shares or Units Held that Have Not Vested ($)(7)

Peter M. Carlino	1/4/2016		18,333	592,339

	1/4/2016	(2)			220,000	8,734,000

	1/3/2017		36,666	1,184,678

	1/3/2017	(2)			110,000	4,111,800

	1/3/2017	(3)			110,000	4,111,800

	1/2/2018		55,000	1,777,050

	1/2/2018	(2)			110,000	3,836,800

	1/2/2018	(3)			27,500	959,200

Steven T. Snyder	1/4/2016		5,833	188,464

	1/4/2016	(2)			70,000	2,779,000

	1/3/2017		11,666	376,928

	1/3/2017	(2)			35,000	1,308,300

	1/3/2017	(3)			35,000	1,308,300

	1/2/2018		17,500	565,425

	1/2/2018	(2)			35,000	1,220,800

	1/2/2018	(3)			8,750	305,201

Brandon J. Moore	1/4/2016		4,166	134,603

	1/4/2016	(2)			50,000	1,985,000

	1/3/2017		8,333	269,239

	1/3/2017	(2)			25,000	934,500

	1/3/2017	(3)			25,000	934,500

	1/2/2018		12,500	403,875

	1/2/2018	(2)			25,000	872,000

	1/2/2018	(3)			6,250	218,001

Desiree A. Burke	1/4/2016		4,166	134,603

	1/4/2016	(2)			50,000	1,985,000

	1/3/2017		8,333	269,239

	1/3/2017	(2)			25,000	934,500

	1/3/2017	(3)			25,000	934,500

	1/2/2018		12,500	403,875

	1/2/2018	(2)			25,000	872,000

	1/2/2018	(3)			6,250	218,001

(1)	As of December 31, 2018, Mr. Clifford did not have any outstanding awards.
(2)	Performance-based equity awards based on the Company’s performance ranking among the US MSCI REIT Index.
(3)	Performance-based equity awards based on the Company’s performance ranking among the triple-net REIT peers.
(4)

Represents restricted stock awards with forfeiture provisions that lapse 33.33% on each of the first, second, and third anniversary of the date of grant. In the event of a change-of-control, the forfeiture restrictions on restricted stock lapse immediately.

(5)	Calculated based on the Company’s common stock closing price of $32.31 on December 31, 2018, which was the last trading day of 2018.
(6)

The amount of restricted stock to actually vest at the end of the performance period can range from zero to the maximum as described in the long-term performance-based equity awards section of the Overview of 2018 Compensation section of the Compensation Discussion and Analysis included in this Proxy Statement. The forfeiture provisions on the performance-based restricted stock awards granted lapse at the end of their three-year measurement period. In the event of a change-of-control, awards vest immediately at target level or, if greater, the actual level of achievement as of the date of the change-of-control, annualized for the entire performance period. As of December 31, 2018, all grants are disclosed at maximum except the triple-net REIT award on January 2, 2018, which is at threshold.

(7)

Calculated based on the Company’s common stock closing price of $32.31 on December 31, 2018, which was the last trading day of 2018 plus dividends paid during the applicable performance period as of December 31, 2018.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	41

2018 Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and restricted stock awards vested during fiscal 2018:

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(3)
Peter M. Carlino	252,369	5,177,350	316,974	11,594,769
William J. Clifford	150,000	3,259,196	158,487	5,797,384
Steven T. Snyder	50,000	990,600	100,856	3,689,268
Brandon J. Moore	—	—	59,299	2,168,940
Desiree A. Burke	—	—	72,040	2,635,191

(1)	All options exercised are Penn options granted prior to the spin-off, there are no remaining options outstanding.
(2)

Value realized reflects the difference between the per-share closing price of the Company’s common stock on the date of exercise and the option’s exercise price for options, not the grant date fair value disclosed elsewhere in this Proxy Statement.

(3)

Includes performance share dividends, which are paid at vesting in Company common stock. The value realized for vested shares is the closing price of the Company’s common stock on the day prior to vesting for awards, not the grant date fair value disclosed elsewhere in this Proxy Statement.

42	|	Gaming & Leisure Properties Inc.

Potential Payments Upon Termination or Change-of-Control

The NEOs are entitled to accelerated vesting of equity-based incentive awards under the Plan upon a change-of-control and, under certain circumstances, in the event of termination. The information below describes and quantifies compensation that would become payable and that which is accelerated assuming that such termination was effective December 31, 2018. The Plan was amended in 2018 to provide for double trigger acceleration of awards in the event of a change of control for all awards granted after April 1, 2018.

Executive Payments	Termination without Cause by Company ($)(3)	Termination Upon Death ($)(4)	Termination upon Disability ($)(4)	Change-of- Control ($)(5)	Change-of- Control Termination without Cause ($)(5)	Retirement ($)
Peter M. Carlino
Cash Severance Benefit(1)	2,712,702	2,712,702	2,712,702	—	2,712,702	—
Restricted Shares(2)	—	3,554,067	3,554,067	3,554,067	3,554,067	—
Performance-Based Restricted Shares(6)	14,380,312	18,477,285	18,477,285	20,395,685	20,395,685	—
Total	$17,093,014	$24,744,054	$24,744,054	$23,949,752	$26,662,454	$—

William J. Clifford
Cash Severance Benefit(1)	—	—	—	—	—	8,538,752
Total	$—	$—	$—	$—	$—	$8,538,752

Steven T. Snyder
Cash Severance Benefit(1)	854,762	854,762	854,762	—	854,762	—
Restricted Shares(2)	—	1,130,817	1,130,817	1,130,817	1,130,817	—
Performance-Based Restricted Shares(6)	4,575,555	5,879,136	5,879,136	6,489,537	6,489,537	—
Total	$5,430,317	$7,864,715	$7,864,715	$7,620,354	$8,475,116	$—

Brandon J. Moore
Cash Severance Benefit(1)	433,173	433,173	433,173	—	433,173	—
Restricted Shares(2)	—	807,717	807,717	807,717	807,717	—
Performance-Based Restricted Shares(6)	3,268,254	4,199,384	4,199,384	4,635,384	4,635,384	—
Total	$3,701,427	$5,440,274	$5,440,274	$5,443,101	$5,876,274	$—

Desiree A. Burke
Cash Severance Benefit(1)	600,000	600,000	600,000	—	600,000	—
Restricted Shares(2)	—	807,717	807,717	807,717	807,717	—
Performance-Based Restricted Shares(6)	3,268,254	4,199,384	4,199,384	4,635,384	4,635,384	—
Total	$3,868,254	$5,607,101	$5,607,101	$5,443,101	$6,043,101	$—

(1)

Basis for cash severance benefit is 2018 salary and assumes it’s an eligible termination as defined under the Company’s Executive Change of Control and Severance Plan. The amount reported for Mr. Clifford is the total due as of December 31, 2018 in accordance with his retirement agreement. Payments to Mr. Clifford are subject to his continuing compliance with certain restrictive covenants included in his retirement agreement through February 2020.

(2)

Restricted stock award values were computed based on the Company’s common stock closing price of $32.31, on December 31, 2018, which was the last trading day of 2018. Restrictions on awards will immediately lapse in the event of termination as a result of death, disability or change-of-control.

(3)

Performance-based restricted stock values, in the event of termination without cause by the Company, were computed based on the Company’s total shareholder return as compared to the MSCI US REIT Index and in the triple-net REIT group achieved as of December 31, 2018, shown on the table below, and then multiplied by a fraction, the numerator of which equals the number of days during

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	43

such Performance Period that such Award Holder was actively employed by the Company, and the denominator of which equals the total days in the applicable Performance Period if terminated at December 31, 2018.

Grant	Performance at December 31, 2018
2016 – US MSCI REIT Index	100%
2017 – US MSCI REIT Index	100%
2017 – Triple-NET REIT peers	75%
2018 – US MSCI REIT Index	66.4%
2018 – Triple-NET REIT peers	—%

(4)

Performance-based restricted stock values, in the event of termination as a result of death or disability, were computed based on the Company’s total shareholder return as compared to the MSCI US REIT Index and in the triple-net REIT group achieved as of December 31, 2018, shown on the table below above in footnote 3. The award determined at the end of the applicable Performance Period is as if such Award Holder were still employed at the time of the applicable Performance Period.

(5)

Performance-based restricted stock values, in the event of change-of-control, were computed based on the Company’s total shareholder return as compared to the MSCI US REIT Index and in the triple-net REIT group achieved as of December 31, 2018, which was maximum for awards granted except the triple-net REIT award on January 2, 2018, which is at target, as performance shall be deemed to have been achieved at target level or, if greater, the actual level of achievement as of the date of the change-of-control.

(6)

All performance-based restricted stock values were computed based on the Company’s common stock closing price of $32.31 on December  31, 2018, which was the last trading day of 2018, plus applicable dividends.

2018 Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation of the NEOs:

Name	Amount Previously Reported ($)	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Peter M. Carlino	13,438,221	500,343	250,171	(885,079)	(5,879)	13,297,777

William J. Clifford	3,886,041	292,795	146,397	(351,781)	(3,704)	3,969,748

Steven T. Snyder	2,111,080	146,631	73,315	(209,274)	(144,096)	1,977,656

Brandon J. Moore	143,896	61,271	30,635	(20,514)	(672)	214,616

Desiree A. Burke	404,716	75,333	37,667	(32,292)	(885)	484,539

(1)	For each NEO, the executive’s contribution is included in the NEO’s salary and/or non-equity executive compensation for 2018, as reported in the Summary Compensation Table.
(2)	For each NEO, the Company’s contribution is included in the NEO’s other compensation for 2018, as reported in the Summary Compensation Table.
(3)	Amounts reflect the change in account value during 2018. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

Deferred Compensation Plan

Pursuant to the Company’s Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the Committee may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company’s contributions under the plan are equal to 50% of the participant’s deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant’s salary and/or bonus. With the approval of the Board of Directors, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change-of-control of the Company, as defined in the Deferred Compensation Plan. The Committee may accelerate vesting of the Company’s contributions if a participant terminates his or her employment because of disability. The Committee may also accelerate vesting in the event of an involuntary termination of employment pursuant to the same section of the plan.

44	|	Gaming & Leisure Properties Inc.

Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years.

For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Committee, a participant can suspend deferrals or receive a partial and/or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change-of-control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a “change-of-control event” under Code section 409A.

Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Committee. Participants may change their investment elections at any time.

CEO Pay Ratio

In 2018, the compensation of Mr. Carlino, our Chairman, CEO and President, was approximately 418 times the median pay of our employees resulting in a 418:1 pay ratio. Our operations include our corporate office as well as our subsidiaries operating casinos in Perryville, Maryland and Baton Rouge, Louisiana.

We identified our median employee by examining 2018 total compensation for all employees, excluding Mr. Carlino, who were employed by the Company as of December 31, 2018, the last day of our payroll year. We included all of our employees in this process, whether employed on a full-time or part-time basis. We did not make any assumptions or estimates with respect to total compensation. We defined “total compensation” as the aggregate of base salary (plus overtime, as applicable), cash bonus, and long-term incentive compensation awards.

After identifying the median employee based on total compensation, we calculated total compensation in 2018 for such employee using the same methodology we use for our NEOs as set forth below in the Summary Compensation Table for 2018.

	Peter M. Carlino	Median Employee
Total compensation	$12,448,237	$29,805
Pay Ratio		418:1

We believe that the ratio of the CEO compensation to that of the median employee is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

The Company’s primary business is that of a triple-net REIT. If we exclude our two operating casinos in Perryville, Maryland and Baton Rouge, Louisiana, the change in median pay of our employees results in a 77:1 pay ratio.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	45

Audit and Compliance Committee Report

The Audit and Compliance Committee of the Board of Directors assists the Board of Directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Company’s Audit and Compliance Committee Charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.

In the performance of its oversight function, the Audit and Compliance Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018 with management and with our independent registered public accounting firm. In addition, the Audit and Compliance Committee discussed with our independent registered public accounting firm the matters required to be discussed by the PCAOB Accounting Standard No. 1301, Communications with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit and Compliance Committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the Audit and Compliance Committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit and Compliance Committee

Joseph W. Marshall, III, Chair

Barry F. Schwartz

Earl C. Shanks

The foregoing report of the Audit and Compliance Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

46	|	Gaming & Leisure Properties Inc.

Certain Relationships and

Related Person Transactions

Related Person Transactions

There are no reportable related person transactions since January 1, 2018.

Employment Agreements and Arrangements

We currently do not have employment agreements with any of our executive officers. However, we may enter into employment agreements with our executive officers in the future. We have an Executive Change of Control and Severance Plan that is applicable to all executive officers.

Indemnification of Directors and Officers

Our charter and bylaws contain indemnification provisions for the benefit of our directors and executive officers.

Review and Approval of Transactions with Related Persons

Pursuant to the terms of its charter, the Audit and Compliance Committee reviews and pre-approves all conflicts of interest and related person transactions. For the purposes of the Audit and Compliance Committee’s review, related person transactions are transactions, arrangements or relationships that are required to be disclosed pursuant to SEC Regulation S-K, Item 404, including those where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company’s common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. Our Code of Business Conduct has a broad definition of conflict of interest, which includes related person transactions, and requires employees to report potential conflicts to the Compliance Officer, who is General Counsel. The General Counsel may consult with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related person transaction that must be presented to the Audit and Compliance Committee.

For transactions determined to require Audit and Compliance Committee review, the General Counsel collaborates with members of the finance staff to prepare and present the transaction to the Audit and Compliance Committee. An Audit and Compliance Committee member will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit and Compliance Committee will only approve related person transactions that are in, or are not inconsistent with, the best interests of the Company based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

Conflict of Interest Policies

As described above, our Code of Business Conduct seeks to identify and mitigate conflicts of interest between our directors, officers and employees, including our CEO, CFO and other senior officers, on the one hand, and the Company on the other hand, in accordance with applicable rules and regulations of the SEC and Nasdaq. Our Code of Business Conduct is available on our website www.glpropinc.com, under the “About” section. Waivers of our Code of Business Conduct are required to be disclosed in accordance with SEC and Nasdaq requirements. In addition, we adopted corporate governance guidelines to assist our Board of Directors in the exercise of its responsibilities and to serve our interests and those of our shareholders. Peter M. Carlino serves as chairman of Penn and as our Chairman and CEO. In addition, David A. Handler, one of our directors, continues to serve as a director at Penn. We adopted governance guidelines that require Peter M. Carlino and David A. Handler to report any matter that may create, or may create the appearance of, a conflict of interest to the Chair of the Audit and Compliance Committee who will then refer the matter to the Audit and Compliance Committee for review and appropriate resolution. Our Board of Directors may, in the future, also form committees of independent directors to discuss and act upon matters involving both the Company and Penn. No other person will be a director, executive officer or other employee of both the Company and Penn.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	47

Security Ownership of Certain

Beneficial Owners and Management

The following table contains information about the beneficial ownership of our common stock as of April 5, 2019 by:

∎	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

∎	each executive officer named in the summary compensation table;

∎	each of our directors; and

∎	all directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within sixty (60) days of April 5, 2019 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Our calculation of the percentage of beneficial ownership is based on 215,009,728 shares of common stock outstanding on April 5, 2019.

Unless otherwise indicated in the footnotes, the address of each of the beneficial owners named below is: c/o Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610.

	GLPI Common Stock

Name and Address of Beneficial Owner	Shares	%

Peter M. Carlino(1)(2)	11,160,132	5.190%

David A. Handler(3)	332,863	*

Joseph W. Marshall, III(4)	36,793	*

James B. Perry(5)	15,348	*

Earl C. Shanks(6)	47,354	*

Barry F. Schwartz(7)	24,951

E. Scott Urdang(8)	91,335	*

Steven T. Snyder(9)	439,031	*

Desiree Burke(10)	79,087	*

Brandon J. Moore(11)	114,445	*

William J. Clifford(12)	351,068

All executive officers and directors as a group (12 persons)	13,015,417	6.053%

5% Shareholders Not Listed Above

The Vanguard Group Inc.(13)	30,710,880	14.283%

BlackRock, Inc.(14)	15,296,694	7.114%

*	Less than 1%

48	|	Gaming & Leisure Properties Inc.

Notes to Security Ownership of Principal Shareholders and Management Table

(1)

The number of shares in the table includes: (a) 6,556,778 shares owned by the Carlino Family Trust and the Residuary Trust, each described in footnote 2 below, as to which Peter M. Carlino has sole voting power for the election directors and certain other matters and shared investment power and shared voting power with respect to certain matters; (b) 4,493,355 shares jointly-owned with his wife Marshia W. Carlino; and (c) 109,999 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted.

(2)

6,120,077 shares of our common stock are owned by an irrevocable trust, which we refer to as the Carlino Family Trust, among Peter D. Carlino (who passed away in November 2013), his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 436,701 shares are owned by a residuary trust (the “Residuary Trust”) for the benefit of Peter D. Carlino and his children. Peter M. Carlino, David E. Carlino and Richard J. Carlino have shared investment power and shared voting power with respect to certain matters for the Carlino Family Trust and for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1,195,741 shares as security for loans to the trust and for the benefit of trust beneficiaries.

(3)	Includes 12,108 shares of restricted stock under which Mr. Handler has voting rights but his disposition rights are currently restricted.

(4)	Includes 12,341 shares of restricted stock under which Mr. Marshall has voting rights but his disposition rights are currently restricted.

(5)	Includes 8,948 shares of restricted stock under which Mr. Perry has voting rights but his disposition rights are currently restricted.

(6)	Includes 11,767 shares of restricted stock under which Mr. Shanks has voting rights but his disposition rights are currently restricted.

(7)	Includes 10,417 shares of restricted stock under which Mr. Schwartz has voting rights but his disposition rights are currently restricted.

(8)	Includes 12,080 shares of restricted stock under which Mr. Urdang has voting rights but his disposition rights are currently restricted.

(9)

Includes 37,499 shares of restricted stock under which Mr. Snyder has voting rights but his disposition rights are currently restricted. Mr. Snyder has pledged an aggregate of 383,208 shares as security for loans.

(10)	Includes 27,499 shares of restricted stock under which Ms. Burke has voting rights but her disposition rights are currently restricted.

(11)	Includes 27,499 shares of restricted stock under which Mr. Moore has voting rights but his disposition rights are currently restricted.

(12)

Mr. Clifford retired from the position of Chief Financial Officer effective May 4, 2018. The information reflected in this table for Mr. Clifford is as of February 20, 2018, which is the most recent date as of which ownership information for Mr. Clifford is available to the Company.

(13)

According to its Schedule 13G/A filed with the SEC on February 11, 2019, consists of shares beneficially owned as of December 31, 2018 by The Vanguard Group Inc. or its subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Specialized Funds – Vanguard REIT Index Fund reported on a Schedule 13G/A filed on February 1, 2019, that it has the sole power to vote 9,648,945 shares of the our common stock beneficially held by The Vanguard Group, Inc. Vanguard Specialized Funds – Vanguard REIT Index Fund is an investment firm located at 100 Vanguard Blvd., Malvern, PA 19355.

(14)

According to its Schedule 13G filed with the SEC on February 4, 2019, consists of shares beneficially owned as of December 31, 2018 by BlackRock, Inc. and its affiliates. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	49

Equity Compensation Plan Information

Equity Compensation Plan Information Table

	(a)	(b)	(c)
December 31, 2018 Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	26,799	22.09	2,556,815

50	|	Gaming & Leisure Properties Inc.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and any other equity securities of the Company with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers, directors, and greater than 10% shareholders, we believe that during 2018 all officers, directors, and greater than 10% shareholders subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	51

Proposal 2 – Ratification of Independent

Registered Public Accounting Firm

The Audit and Compliance Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and the shareholders are asked to ratify this selection. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since September 2016. All audit and non-audit services provided by Deloitte &

Touche LLP are approved by the Audit and Compliance Committee. Deloitte & Touche LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Deloitte & Touche LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

A description of aggregate fees for professional services performed in relation to fiscal 2018 and fiscal 2017 is as follows:

	Fiscal 2018	Fiscal 2017

Audit Fees – Deloitte & Touche LLP(1)	$1,141,500	$863,600

Audit Fees – Predecessor Auditor(1)(2)	94,000	33,500

Audit-Related Fees(3)	31,500	30,500

Tax Fees	—	—

Total Fees	$1,267,000	$927,600

(1)

Audit fees include fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Fees in 2018 included additional out of scope fees for acquisitions along with related debt financing, ASC 842 lease accounting implementation and goodwill impairment analysis.

(2)	Audit fees for the predecessor auditor are consent fees for both 2018 and 2017.
(3)	The fees disclosed under this category consist of fees for an employee benefit plan audit.

Audit and Compliance Committee Pre-Approval Policies and Procedures

Under our Audit and Compliance Committee charter, the Audit and Compliance Committee must pre-approve all audit and other permissible non-audit services proposed to be performed by our independent registered public accounting firm. The Audit and Compliance Committee is also responsible for approving, in advance, all requests by management for permissible non-audit services to be provided to us by the independent registered public accounting firm. If the Audit and Compliance Committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the Audit and Compliance Committee at its next scheduled meeting. All fees paid to the Company’s independent auditor described above were pre-approved by the Audit and Compliance Committee.

Required Vote

The affirmative vote of a majority of votes cast is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Our Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

52	|	Gaming & Leisure Properties Inc.

Proposal 3 – Non-Binding Advisory Vote to

Approve the Company’s Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. Currently, this vote is conducted every year. The next vote will occur at the 2020 Annual Meeting of Shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation is designed to reward executive performance that contributes to our success while encouraging behavior that is in our long-term best interests. We also seek to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. At the core of our executive compensation program is our “pay for performance” philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our shareholders and sound corporate governance principles and is deserving of shareholder support. At the 2018 Annual Meeting of Shareholders, 93% of the voted shares approved such advisory vote.

We urge you to read the “Compensation Discussion and Analysis” section and compensation tables and narrative discussion in this Proxy Statement for additional details regarding our executive compensation, including our compensation philosophy and objectives and the compensation of our NEOs.

We are asking our shareholders to again indicate their support for our NEOs’ compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Required Vote

The affirmative vote of a majority of votes cast is required to approve the Company’s executive compensation on a non-binding advisory basis.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	53

Proposal 4 – Shareholder Proposal

Requesting a Report on Board Diversity

The Comptroller of the State of New York, Thomas P. DiNapoli, as trustee of the New York State Common Retirement Fund and the administrative head of New York State and Local Retirement System, 59 Maiden Lane-30th Floor, New York, New York 10038, which is the beneficial owner of 393,031 shares of the Company’s common stock, and which intends to hold such shares of the Company’s common stock through the date of the Annual Meeting, such ownership being in excess of $2,000 in market value, submitted the following proposal and supporting statement:

Proposal

WHEREAS: Gaming and Leisure Properties, Inc. has no women on its Board of Directors and only one woman in its Executive Officer ranks.

Recent research suggests that publicly traded REITs could greatly benefit from electing diverse boards. A report by Wells Fargo Securities “determined that companies with more than the average percentage of women” on their boards “… achieved higher average price and total returns” over the 2006-2017 period of the study. A June 2018 study by Ferguson Partners demonstrates that the sector is taking note of this. During the spring proxy season over half of the newly elected outside directors at REITs were women and less than 17% of REITs had no women on their boards.

Numerous institutional investors believe that diversity on boards, as well as in senior management, is an indicator of good corporate governance. State Street Global Advisors reported in March 2018 that it voted against director nominees on the proxy statements of more than 500 companies over the course of the previous year due to inadequate board diversity. State pension plans from Massachusetts, New York, and Rhode Island have adopted proxy voting policies with minimum board diversity thresholds, resulting in votes against directors at more than one thousand companies cumulatively. Proxy Insight, a leading source on global voting practices, reported that 60 percent of U.S. institutional investor proxy voting policy changes in 2018 related to board diversity.

Corporate leaders recognize the strong business case for board diversity. The Guiding Principles of Corporate Governance of the Business Roundtable, state: “Diverse backgrounds and experiences on corporate boards, including those of directors who represent the broad range of society, strengthen board performance and promote the creation of long-term shareholder value. Boards should develop a framework for identifying appropriately diverse candidates that allows the nominating/corporate governance committee to consider women, minorities and others with diverse backgrounds as candidates for each open board seat.” Benefits associated with board and management diversity include a larger candidate pool from which to pick top talent, better understanding of consumer preferences, a stronger mix of leadership skills, and improved risk management.

Resolved: Shareholders request that the Board of Directors prepare a report by September 2019, at reasonable expense and omitting proprietary information, on steps the Company is taking to enhance board diversity beyond current levels, such as:

1.	Strengthening Nominating and Corporate Governance policies by embedding a commitment to diversity inclusive of sex, race, ethnicity, age, gender identity, gender expression, and sexual orientation;

2.	Committing publicly to include women and people of color in each candidate pool from which director nominees are chosen; and

3.	Reporting on its process to identify qualified women and people of color for the board.

Board of Directors’ Statement

The Company’s Board of Directors has carefully reviewed the shareholder proposal submitted by the Comptroller of the State of New York, in its capacity as trustee of the New York State Common Retirement Fund and has determined to make no voting recommendation on the shareholder proposal. The proposal, which is advisory in nature, would constitute a recommendation to the Board of Directors if approved by the shareholders.

Analysis

Our Board is focused on ensuring that it is composed of individuals with diverse viewpoints, backgrounds, experiences, skillsets, perspectives and other demographics (including race, ethnicity, gender and age). Our Board of Directors believes that board diversity is critical to thoroughly assess risk, anticipate challenges and scrutinize the complex and dynamic issues that impact the Company and its shareholders. Therefore, current Company guidelines outlining the characteristics and qualifications sought by the Nominating and Corporate Governance Committee when considering potential director candidates, include, among other things, diversity. These guidelines can be found on our website at http://www.glpropinc.com/AboutUs.

The Nominating and Corporate Governance Committee’s view on the topic of diversity is multifaceted and includes, but is not limited to, gender, race, ethnicity, age, education, professional experience and independence. Creating a board of diverse, but also complementary, individuals requires the Nominating and Corporate Governance Committee to balance each of these factors through a holistic approach. Such approach enables the Nominating and Corporate Governance Committee to identify and recommend, for the selection by a majority of the members of our Board of Directors, the best director candidates that will work constructively with senior management and other directors and will bring to the Board gaming and/or real estate

54	|	Gaming & Leisure Properties Inc.

industry knowledge, senior management experience, diversity of viewpoints, business acumen, strength of character, integrity and mature judgment.

Our Board of Directors and the Nominating and Corporate Governance Committee recognize the value of gender, race, ethnic and age diversity and are focused on expanding the Board to include women and/or people of color. Currently, the Nominating and Corporate Governance Committee is working with Spencer Stuart to identify director candidates inclusive of such attributes for recommendation to the members of the Board of Directors and will report on its progress to shareholders if a new member of the Board of Directors is not announced by November 1, 2019.

Board Recommendation

Our Board of Directors has determined not to make a recommendation either in favor of or opposed to Proposal 4 because, as described above, our Board is committed to improving the diversity of its membership and is willing to provide a progress report to shareholders regarding this matter in November 2019. The Board of Directors makes no recommendation on this shareholder proposal.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	55

Frequently Asked Questions

When and where will the Annual Meeting take place?

The Annual Meeting will be held on June 13, 2019, at 10:00 a.m. Eastern Time, at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor, Philadelphia, Pennsylvania 19103.

Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the SEC, the Company is furnishing to shareholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2018 Annual Report primarily over the Internet. On or about April 30, 2019, we will mail to each of our shareholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing printed copies.

What is the purpose of the Annual Meeting and these materials?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and any adjournment or postponement of the meeting.

At the Annual Meeting, you will be asked to vote on the following matters:

∎	a proposal to elect seven (7) directors to hold office until the 2020 Annual Meeting of Shareholders and until their respective successor has been duly elected and qualified (Proposal No. 1);

∎	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2);

∎	a proposal to approve, on a non-binding advisory basis, the Company’s executive compensation (Proposal No. 3);

∎	a shareholder proposal requesting a report on Board diversity if properly presented at the Annual Meeting (Proposal No. 4); and

∎	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the voting recommendations of the Board of Directors on these matters?

The Board of Directors recommends that you vote your shares as follows:

∎	FOR the election of each of the nominees as directors on the Board of Directors (Proposal No. 1).

∎	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year (Proposal No. 2).

∎	FOR the approval, on a non-binding advisory basis, of our executive compensation (Proposal No. 3).

As discussed above, the Board of Directors is not making any recommendation as to how you should vote on the non-binding shareholder proposal requesting a report on Board diversity (Proposal No. 4). As described in this Proxy Statement, the Board of Directors is taking a number of steps to improve its diversity.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 5, 2019. You have one vote for each share of the Company’s common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 215,009,728 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in “street name”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record.    If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to

56	|	Gaming & Leisure Properties Inc.

those shares). As a beneficial owner, you have the right to direct your bank, broker, or other intermediary on how to vote and are also invited to attend the Annual Meeting. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or other intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy, executed in your favor, from the bank, broker, or other intermediary that holds your shares.

What options are available to me to vote my shares?

Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the Internet.

∎

If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability.

∎	If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the Internet by following the instructions included in the email.

∎

If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the Internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

∎

If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

∎

Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail.    If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote in person at the meeting.    All shareholders of record may vote in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. However, if you are the beneficial owner of shares held in street name through a bank, broker, or other intermediary, you may not vote your shares at the Annual

Meeting unless you obtain a legal proxy from the bank, broker, or other intermediary that holds your shares, giving you the right to vote the shares at the Annual Meeting. You must bring the legal proxy with you to vote your shares at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you are later unable to attend.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you properly return your proxy card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of our Board of Directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or other intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the uncontested election of directors. As a result, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the following matters, no votes will be cast on your behalf: the election of directors (Proposal No. 1); the non-binding advisory vote on executive compensation (Proposal No. 3); and the shareholder proposal requesting a report on Board diversity (Proposal No. 4).

If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to proposals that require a plurality of the votes cast or proposals that require a majority of the votes cast.

How is a quorum determined?

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	57

present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual

Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed

Proposal No. 1	Election of Directors	Majority of Votes Cast	No

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes

Proposal No. 3	Non-Binding Advisory Vote to Approve Executive Compensation	Majority of Votes Cast	No

Proposal No. 4	Shareholder Proposal Requesting a Report on Board Diversity	Majority of Votes Cast	No

With respect to Proposal No. 1, you may vote FOR, AGAINST or ABSTAIN your vote on each nominee. Each nominee receiving a majority of votes casted FOR will be elected. A properly executed proxy marked ABSTAIN with respect to the election of a director or directors will not be voted with respect to such director or directors. Proxies may not be voted for more than one director.

With respect to Proposal Nos. 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN.

If you abstain from voting on Proposal 2, 3, or 4, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

Can I change my vote or revoke my proxy?

Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

∎	submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

∎	timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by Internet, telephone or mail will be counted); or

∎	attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1 through 4 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies on the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four (4) business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board of Directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We have engaged Okapi Partners, LLC to aid in the solicitation of proxies and to verify records relating to the solicitation for an estimated fee of $9,500. All costs of such solicitation of proxies will be borne by us. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

58	|	Gaming & Leisure Properties Inc.

What do I need to do if I intend to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date or their duly-appointed proxies. Please note that if you attend the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you are a shareholder holding stock in brokerage accounts or by a bank or other intermediary, you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date, but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	59

Other Matters

Our Board of Directors does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual

Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our Proxy Statement and form of proxy for our 2020 Annual Meeting of Shareholders must be received by us no later than January 1, 2020 and must comply with the requirements of the proxy rules promulgated by the SEC.

In accordance with our amended and restated bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2020 Annual Meeting of Shareholders, other than a shareholder proposal intended to be included in our

Proxy Statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder’s notice must be hand-delivered or mailed by certified or registered mail, return receipt requested, to our principal executive offices, together with all supporting documentation required by our bylaws, not prior to January 15, 2020 nor later than February 14, 2020. Shareholder proposals should be addressed to Gaming and Leisure Properties, Inc., 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary.

ANNUAL REPORT TO SHAREHOLDERS

Our 2018 Annual Report has been posted, and is available without charge, on our corporate website at www.glpropinc.com. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2018 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2018 Annual Report has also been provided to you. In addition, we will provide, without charge, a copy of our 2018 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Gaming and Leisure Properties, Inc., 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2018 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will conserve paper and reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2018 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us by telephone at 610.401.2900 or in writing at 845 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2018 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or the 2018 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

2019 Notice of Annual Meeting of Shareholders and Proxy Statement	|	60

GAMING & LEISURE PROPERTIES, INC.

845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610

(610) 401-2900

www.glpropinc.com

ANNUAL MEETING OF GAMING AND LEISURE PROPERTIES, INC.

	For	Against	Abstain	Directors Recommend ↓
1: Election of Director Nominees				
01 Peter M. Carlino	☐	☐	☐	For
02 David A. Handler	☐	☐	☐	For
03 Joseph W. Marshall, III	☐	☐	☐	For
04 James B. Perry	☐	☐	☐	For
05 Barry F. Schwartz	☐	☐	☐	For
06 Earl C. Shanks	☐	☐	☐	For
07 E. Scott Urdang	☐	☐	☐	For
2: To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.	☐	☐	☐	For
3: To approve, on a non-binding advisory basis, the Company's executive compensation.	☐	☐	☐	For
4: To consider a shareholder proposal requesting a report on Board diversity.	☐	☐	☐	

________________ Please Sign Here   ____________ Please Date Above

________________ Please Sign Here   ____________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

VOTE BY:

INTERNET

Go To
www.proxypush.com/GLPI
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-286-3501
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

GAMING AND LEISURE PROPERTIES, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

ANNUAL MEETING OF GAMING AND LEISURE PROPERTIES, INC. Annual Meeting of Gaming and Leisure Properties, Inc. Date: June 13, 2019 to be held on Thursday, June 13, 2019 Time: 10:00 A.M. (Eastern Time) for Holders as of April 5, 2019 Place: Ballard Spahr LLP 1735 Market Street, 48th Floor, Philadelphia, PA 19103 This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3. VOTE BY: INTERNET TELEPHONE Call provided Go To www.proxypush.com/GLPI 866-286-3501 1: Election of Director Nominees Recommend Directors • Use any touch-tone telephone. • Cast your vote online. OR For Against Abstain• Have your Proxy Card/Voting Instruction Form ready. • View Meeting Documents. 01 Peter M. Carlino 02 David A. Handler For • Follow the simple recorded instructions. 03 Joseph W. Marshall, III For envelope MAIL 04 James B. Perry For the OR • Mark, sign and date your Proxy Card/Voting Instruction Form. in • Detach your Proxy Card/Voting Instruction Form. 05 Barry F. Schwartz For • Return your Proxy Card/Voting Instruction Form in the 06 Earl C. Shanks For portion postage-paid envelope provided. 07 E. Scott Urdang For this The undersigned hereby appoints Joseph W. Marshall, III and David A. Handler, and each or either of them, as the For Against Abstain true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and just each of them, to vote all the shares of capital stock of Gaming and Leisure Properties, Inc. which the undersigned 2: To ratify the appointment of Deloitte & Touche For is entitled to vote at said meeting and any on postponement adjournment thereof upon the matters specified and upon such other public LLP as accounting the Company’s firm independent for the current registered fiscal matters as may be properly brought before the meeting or any on postponement adjournment thereof, conferring authority upon such return true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and may adjournment or postponement thereof year. For Against Abstainand and revoking any proxy heretofore given. 3: To approve, on a non-binding advisory basis, For THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS the Company’s executive compensation. GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1, For Against Abstain FOR PROPOSALS 2 and 3 ABSTAIN ON FOR PROPOSAL 4. 4: To consider a shareholder proposal requesting a report on Board diversify. For perforation All votes must be received by 5:00 P.M., Eastern Time, June 12, 2019. at PROXY TABULATOR FOR 5: To transact such other business as may properly or any adjournment come before or the postponement Annual Meeting of the GAMING AND LEISURE PROPERTIES, INC. carefully P.O. BOX 8016 Annual Meeting.separate CARY, NC 27512-9903 Please Authorized Signatures - This section must be completed for your Instructions to be executed. EVENT # Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Proxy — Gaming and Leisure Properties, Inc. Annual Meeting of Shareholders June 13, 2019, 10.00 a.m. ( Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Joseph W. Marshall, III and David A. Handler (the “Named Proxies”) and each of them or either of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the offices of Ballard Spahr LLP, 1735 Market Street, 48th Floor Philadelphia, PA 19103, on Thursday, June 13, 2019 at 10.00 a.m. (Eastern Time) and all Please adjournments on Post Ponements thereof. The purpose of the Annual Meeting is to take action on the following items of business: separate 1. To elect the following directors: Peter M. Carlino, David A. Handler, Joseph W. Marshall, III, James B. Perry, Barry F. Schwartz, Earl C. Shanks and E. Scott Urdang. carefully 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s at independent registered public accounting firm for the current fiscal year. the 3. To approve, on a non-binding advisory basis, the Company’s executive compensation. 4. To consider a shareholder proposal requesting a report on Board diversify properlypersented at the Annual meeting . 5. To transact such other business as may properly come before the Annual return Meeting or any adjournment or postponement of the Annual Meeting. just The Board of Directors of the Company recommends a vote “FOR” all nominees this for director in Proposal 1 and “FOR” Proposals 2 and 3 and “ABSTAIN” on Proposal 4. This proxy, when properly executed, will be voted in the manner portion directed herein. If no direction is made, this proxy will be voted “FOR” in all nominees for director in Proposal 1 and “FOR” Proposals 2 and 3. The Board of Director of the Company has no recommendation on Proposal 4. the In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. envelope You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named provided Proxies cannot vote your shares unless you sign and return this card. . To attend the meeting and vote your shares in person, please mark this box.